UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:   December 8, 2009

Golden Key International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53027	33-0944402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Dalian Vastitude Media Group
8th Floor, Golden Name Commercial Tower
68 Renmin Road, Zhongshan District, Dalian, P.R. China
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

116001
(Zip Code)

86-0411-82728168
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

On December 8, 2009, Golden Key International, Inc. (the “Company”) acquired all of the outstanding capital stock of Hongkong  Fortune-Rich Investment Co., Limited, a Hong Kong corporation (“Fortune-Rich”), through China New Media Corp., a Delaware corporation (the “Merger Sub”) wholly owned by the Company.  Fortune-Rich is a holding company whose only asset, held through a subsidiary, is 100% of the registered capital of Dalian Guo-Heng Management and Consultation Co., Ltd. (“Dalian Guo-Heng”), a limited liability company organized under the laws of the People’s Republic of China. Substantially all of Fortune-Rich's operations are conducted in China through Dalian Guo-Heng, and through contractual arrangements with several of Dalian Guo-Heng’s consolidated affiliated entities in China, including Dalian Vastitude Media Group Co., Ltd. (“V-Media”) and its subsidiaries. V-Media is a fast-growing outdoor advertising company with dominant operation in Dalian, the commercial center of Northeastern China.

In connection with the acquisition, the following transactions took place:

▪
The Merger Sub issued 10 shares of the common stock of the Merger Sub which constituted no more than 10% ownership interest in the Merger Sub and 1,000,000 shares of Series A Preferred Stock of the Company to the shareholders of Fortune-Rich, in exchange for all the shares of the capital stock of Fortune-Rich (the “Share Exchange” or “Merger”). The 10 shares of the common stock of the Merger Sub were converted into approximately 26,397,933 shares of the common stock of the Company so that upon completion of the Merger, the shareholders of Fortune-Rich own approximately 96% of the common stock of the Company.

▪	Robert Blair resigned as the Company’s Chief Executive Officer, Secretary and Treasurer on December 8, 2009.

▪	Guojun Wang, Chairman of V-Media, was elected to serve on our Board of Directors as Chairman and as Chief Executive Officer of the Company.

▪	Ming Ma, President of V-Media, was appointed as President of the Company.

▪	Hongwen Liu, Chief Financial Officer of V-Media, was appointed as Chief Financial Officer of the Company.

▪
As part of the Merger, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”), the Company transferred all of the outstanding capital of its subsidiary, Deep Rooted, Inc. (“Deep Rooted”) to certain of its shareholders in exchange for the cancellation of 9,760,000 shares of the Company’s common stock (the “Split Off Transaction”).  Deep Rooted was engaged in the business of internet travel planning.  To date, Deep Rooted’s activities were limited to capital formation, organization, set-up of a website and development of its business plan and target customer market.  Following the Merger and the Split-Off Transaction, the Company discontinued its former business and is now engaged in the outdoor advertising business.

▪
As part of the Merger, the Company’s name was changed from “Golden Key International, Inc.” to the Merger Sub’s name “China New Media Corp..” The Company is communicating with FINRA for the name change and trading symbol change on the OTC Bulletin Board.

As a result of these transactions, persons affiliated with V-Media now own securities that in the aggregate represent approximately 96% of the equity in the Company.

New Management

Upon the completion of the Merger, the new executive officers and directors of the Company will be:

Name	Age	Positions with the Company
Guojun Wang	45	Chairman & CEO
Ming Ma	43	President
Hongwen Liu	42	Chief Financial Officer
Wei Wang	40	Chief Operation Officer
Feng Wan	32	Chief Technology Officer

All directors hold office until the next annual meeting of our shareholders and until their successors have been elected and qualify.  Officers serve at the pleasure of the Board of Directors.

Guojun Wang, 45, Founder and Chairman of V-Media, Director and General Manager of Dalian V-Media Engineering & Design Co. Ltd. Before Mr. Wang founded V-Media in September 2000, he had served as President of Dalian Pacific Advertisement Co., Ltd. for 11 years. With his 20 years of experience in China media and advertising industry and his success in building and managing one of the largest regional outdoor media companies in China, Mr. Wang was elected Vice Chairman of China Advertising Association of Commerce in 2007. He graduated from Dalian  University of Technology in 1986.

Ming Ma, 43, President and Board of Director of V-Media, Mr. Wang’s wife. She has been in charge of V-Media’s daily operation since its inception in September 2000. Prior to that, she had served as Sales Manager in Dalian Pacific Advertisement Co. Ltd. Ms. Ma graduated from Dalian Institute of Finance trade union in 1991.

Hongwen Liu, 42, Chief Financial Officer of V-Media. He joined the Company as Chief Financial Officer in December 2003.  Prior to that, he served as Deputy Director of Dalian Da-xin Accounting Firm for nine years. Mr. Liu graduated from the Computer-Based Accounting Department of Dalian Radio and Television University in July 1991.

Wei Wang, 40, Chief Operation Officer of V-Media. He joined the Company as Chief Operation Officer in September 2009. Prior to that, he had served as Assistant President of Sinorail Bohai Train Ferry Logistics Co., Ltd. for 3 years. Prior to that, he served as CEO of China International Shipping Network Corp for 2 years. Mr.Wang graduated from Liaoning University in 1991.

Feng Wan, 32 , Chief Technology Officer of V-Media. He joined the Company in 2001. Mr. Wan also serves as General Manager of Dalian Vastitude Network Technology Co., Ltd. He graduated from the Central Party School majored in Law in 2000.

Form 10 Disclosure

Prior to closing of the Share Exchange, the Company was a “shell company” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, as required by SEC rules, set forth below is the information that would be required if the Company were filing a general form for registration of securities on Form 10 under the Exchange Act.

Please note that the information provided below relates to the combined Company after the Share Exchange, unless otherwise specifically indicated.

Security Ownership of Certain Beneficial Owners and Management

Upon completion of the Merger, there were 27,500,000 shares of the Company’s common stock issued and outstanding.  In addition, there were 1,000,000 shares of Series A Preferred Stock issued and outstanding.  The holders of the Series A Preferred Stock have an aggregate voting power of 40% of the combined voting power of all of the Company’s shares of Common Stock and Preferred Stock as long as the Company is in existence .

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of December 8, 2009 by the following:

•	each shareholder who beneficially owns more than 5% of our common;

•	each of our named executive officers;

•	Each of our directors; and

•	Executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights. Shares of our common stock subject to options, warrants or other rights to purchase that are currently exercisable or are exercisable within 60 days of December 8, 2009 (including shares subject to restrictions that lapse within 60 days of December 8, 2009) are deemed outstanding for purposes of computing the percentage ownership of the person holding such shares, options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Class
Guojun Wang	6,850,000	(5)	24.91%
Ming Ma	2,757,600	(5)	10.03%
Robert Blair(2)	0		--
Hongwen Liu	0		--
Wei Wang	30,000		Less than one percent
Feng Wan	10,000		Less than one percent
All such directors and executive officers as a group (6 persons)	9,647,600	(3)	35.08%
Five Percent Shareholders (other than directors and named executive officers)
Chuk Chung Fuk (3)	7,150,000	(5)	26%
China Reinv Partners, L.P. (4)	5,497,933		19.99%

(1)           All shares are owned of record and beneficially. Except as otherwise noted, each shareholder’s address is c/o Dalian Vastitude Media Group, 8th Floor, Golden Name Commercial Tower, 68 Renmin Road, Zhongshan District, Dalian, P.R. China.
(2)           The address of this stockholder is c/o Golden Key International, Inc. 119 11th Street, Fort Macleod, Alberta, Canada T0L 0Z0.
(3)           The address of this stockholder is Room 1105, 11/F., Tower 1, Lippo Center, No. 89 Queensway, Admiralty, Hong Kong.
(4)           The address of this stockholder is c/o Oded Har-Even, Zysman Aharoni Gayer & Co./Sullivan & Worcester LLP, 1290 Avenue of the Americas, 29th Floor, New York, NY 10023 U.S.A.
(5)           Mr. Guojin Wang, Ms. Ming Ma and Mr. Chuk Chung Fuk have entered into an agreement dated November 26, 2009 pursuant to which Mr. Wang and Ms. Ma may purchase shares of the common stock of the merged company from Mr. Chuk for a nominal price if V-Media achieves certain revenue thresholds.

INFORMATION REGARDING THE ACQUIRED COMPANIES

Dalian Guo-Heng Management and Consultation Co., Ltd.

Dalian Guo-Heng was incorporated as a limited liability company on November 6, 2009 under PRC law. It is currently 100% owned by Fortune-Rich.  Due to certain restrictions and qualification requirements under PRC law that apply to foreign investment in China’s advertising industry, our advertising business is currently conducted through contractual arrangements among us, our subsidiary and our consolidated affiliated entities in China, principally V-Media and its subsidiaries. V-Media and several of its subsidiaries hold the requisite licenses to provide advertising services in China. These contractual arrangements enable us to:

▪	exercise effective control over V-Media and its subsidiaries;

▪	receive a substantial portion of the economic benefits from V-Media and its subsidiaries; and

▪
have an exclusive option to purchase all or part of the equity interests in V-Media and all or part of the equity interests in V-Media’s subsidiaries that are owned by V-Media or its nominee holders, as well as all or part of the assets of V-Media, in each case when and to the extent permitted by PRC law.

Dalian Vastitude Media Group Co., Ltd.

We are a fast-growing advertising provider in China. Through Nine years of development, we have become one of the largest outdoor advertising companies in China with dominant position in Dalian, the commercial center of Northeastern China. We own and operate an outdoor advertising network which consists of over 600 bus shelters furnished with billboards and displays, including 130 taxi shelters with displays and 13 large-size billboards, including 3 large-size LED displays at the major traffic conjunctions. We also furnished more than 400 buses with advertising posters and 28 metro trains throughout Dalian Metro Lines. We provide comprehensive adverting service from art design to advertising publishing, from daily maintenance to technical upgrading.

As of June 30, 2009, more than 200 advertisers purchased advertising on our network. We have a stable and expanding advertising client base, which includes major banks, utility companies and consumer product companies. Some of our largest advertising clients in terms of revenue include leading international brand name advertisers such as  Coca-Cola, Pepsi, UPS, HSBC, Sony, Canon, HP and leading domestic brand name advertisers such as China Mobile, Pin-an Insurance, China Unicom, CITIC Bank, and China Merchant Bank, which together accounted for approximately one third of our revenue in the fiscal year 2009. In addition, we believe that low installation and maintenance costs for operating our network allow us to grow our business rapidly and efficiently.

Since we commenced our current business operations in September 2000, we have experienced significant growth in our network and in our financial results.  In the fiscal year ended June 30, 2009, we have generated RMB 57.5 million (USD 8.4 million) in revenue and RMB 19.3 million (USD 2.8 million) of net profit attributable to the Company, which represent over 58% and 272% increase over the fiscal year 2008 results, respectively.

Our Industry

The advertising market in China is one of the largest and fastest growing in the world. According to the research of Outdoor Advertising Association of America (“OAAA”), China has become the second largest outdoor advertising market in the world. China’s overall advertising spending has kept double digit annual growth in the last decade; from USD 6.5 billion (RMB 53.8 billion) in 1998 to USD 20.32 billion (RMB 138.79 billion) in 2008, according to Zenith Optimedia. We believe the growth of China’s advertising industry is being driven by a number of factors, including high and sustained levels of economic growth, a growing consumer class, as well as relatively low levels of advertising spending per capita and as a percentage of gross domestic product. Our sector of the advertising industry in China, which is referred to as outdoor advertising, is characterized by its newness, ability to target desirable and segmented consumer audiences and its high recall rates.

Our Strategies, Risks and Uncertainties

In order to enhance our position as one of the largest outdoor advertising networks in China, we intend to expand our network, promote our brand name, create increasingly segmented network channels and explore new digital media opportunities. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including the following:

▪	our limited operating history for our current operations and the short history of outdoor advertising sector that make it difficult for you to evaluate the viability and prospects of our business;

▪	competition from present and future competitors in China’s growing advertising market; and

▪
the possibility that the PRC government could determine that the agreements that establish our operating structure do not comply with PRC government restrictions on foreign investment in the advertising industry, which could potentially subject us to severe penalties.

These risks and uncertainties, along with others, are also described in the Risk Factors section of this Current Report on Form 8-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this document. The following discussion contains forward-looking statements. Dalian Vastitude Media Group Co., Ltd. is referred to herein as “we”, “us”, “our”, or the “Company.” The words or phrases “would be,” “will allow,” “expect to”, “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” or similar expressions are intended to identify forward-looking statements. Such statements include, among others, those statements concerning our expected financial performance, our corporate strategy and operational plans. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including, among others: (a) those risks and uncertainties related to general economic conditions in China, including regulatory factors that may affect such economic conditions; (b) whether we are able to manage our planned growth efficiently and operate profitable operations, including whether our management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to successfully manage and exploit existing and potential market opportunities; (c) whether we are able to generate sufficient revenues or obtain financing to sustain and grow our operations; and (d) whether we are able to successfully fulfill our primary requirements for cash which are explained below under “Liquidity and Capital Resources”. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or any other circumstances after the date of such statement unless required by law. For additional information regarding these risks and uncertainties, see “Risk Factors”. Our consolidated financial statements have been prepared in accordance with U.S. GAAP. In addition, our consolidated financial statements and the financial data included in this document reflect the Merger and have been prepared as if our current corporate structure had been in place throughout the relevant periods.

Overview

We are a fast-growing outdoor media company in China, and we operate one of the largest outdoor advertising networks in northeast China with strong market presence in Dalian and Shenyang, the two most popular commercial cities in Northeast China. We provide clients with advertising opportunities through our diverse media platform which includes three major proprietary channels, (1) Street Fixture and Display Network, which includes bus and taxi shelters; (2) Mobile advertisement displayed on mass city transit systems, which includes displays on city buses and metro-trains; (3) Billboard displays along the city’s streets and highways.

 We have experienced sustainable business growth in the recent years. The size of our network has grown significantly over the years since the commercial launch of our advertising network. The number of bus and taxi shelters on which we operate and carry our advertisements increased from 509 as of June 30, 2007 to 604 as of June 30, 2009.  For the same period, the number of buses that carry our mobile advertisements increased from 330 to 337; the number of mobile displays through Dalian metro-trains increased from 16 to 28. We also added 3 mega-screen (100 M2 to 500 M2,) (approximately 1,076.4 square feet to 5,382 square feet) LED billboards in downtown business districts, which tripled our advertising space and time slots in our outdoor billboard network. The number of our clients has increased from 562 to 1102 during these two years.

In March 2009, we set up a new joint venture in which we maintain a controlling equity position, Dalian Vastitude Network Technology Co., Ltd., which specializes in providing technical support and development to our multi-media platform and outdoor advertising customers. In April 2007, we established Shenyang Vastitude Media Co., Ltd. In July 2009, we launched our innovated “City Navigator” Networks, one of the most advanced outdoor advertising platforms in China.

During the fiscal year ended June 30, 2009, we generated net revenues of US$ 8.4 million and achieved a net income attributable to V-Media of US$ 2.83 million, which represents a growth of 57.85% and 271.87% compared to the previous fiscal year, respectively. This dramatic increase is attributed to the full usage of existing advertisement channels and the increase of number and variety of advertising channels. For the three months ended September 30, 2009, our net revenues increased to US$ 3.17 million from US$2.10 million for the same three-month period ended September 30, 2008 and our net income increased to US$ 0.91 million from US$0.82 million for the same period ended September 30, 2008.

Factors Affecting Our Results of Operations

The increase in our operating results in the last two years is attributable to a number of factors, including the substantial expansion of our outdoor media network in Dalian and Shenyang, the two largest cities in Northeast China, and our technical innovation and large-scale media system upgrading.  We expect our business to continue to be driven by the following factors:

Increasing domestic spending in outdoor advertising

The demand for our advertising time slots is directly related to the outdoor advertising spending in northeast China. The increase in advertising spending is largely determined by the economic conditions in our region. According to the “Statistical Communiqué of the PRC on 2008 National Economic and Social Development” released by National Bureau of Statistics of China on Feb. 26, 2009, China’s economy has experienced rapid growth in the last five years. The annual growth rate has been in the range of 9% to 13%. The domestic retail sales have been growing even faster than any other sectors, with an average annual growth rate of 15.5% in the last 5 years.  The latest government’s economic stimulus plan is aimed at building a domestic consumer-driven economy, which, we believe, is going to generate more demand for outdoor advertising. We expect the outdoor advertising spending in our regional market will maintain its double-digit growth in the years to come.

       Expansion of Our Market Presence by Launching City Navigator ® Networks in Other Major Commercial Cities

We believe our proprietary multi-media advertising system – City Navigator ® Network is one of the most advanced outdoor advertising platforms available in China. This system combines the latest LED displaying technology, internet and WI-FI technology, and has proven to be very effective in our competition to get access to top tier cities such as Shanghai and Beijing.

By using wireless access technology, our LED displays at bus and taxi shelters are able to display real time programs at the control of our computer terminal. It consists of a Wi-Fi receiver, large-screen LED display, and web-based touch-screen kiosk which provide the public with information on all aspects of the city life, including travel, traffic, restaurants, shopping, hotels, business, medical and education, all at the touch of the screen.  In addition, every City Navigator is equipped with Bluetooth, wireless access and printing technology. Users can either print the information or send the information to their cell phones or computers. As City Navigator® Network adopts Wi-Fi technology, users do not need to stand before a City Navigator to receive its information. They can enjoy its service from any area covered by its Wi-Fi signals.  We intend to aggressively expand our media platform by launching City Navigator ® Networks in our target cities, such as, Tianjin, Qingdao and Shanghai, to create our own cross-region advertising network and enhance our advertising distribution capacity.

        Promotion of Our Brand Name to Attract a Wider Client Base and Increase Revenues

We plan to promote our brand name, 国域无疆TM, through both our own media channels and public channels in North China. We believe that the enhancement of public awareness to our brand name will help to broaden our client base, especially in the new marketplace such as Shenyang and Tianjin. As we expand our advertising client base and promote public’s awareness to our brand, demand for time slots and advertising space on our network will continue to grow.

        Upgrade of Our Outdoor Billboard Network with New Digital Display Technology

We intend to capitalize recent advances in digital display technology, especially mega-screen LED displays, to meet major institutional clients’ needs. Because the LED displays can be linked through centralized computer systems to instantaneously change static advertisements, and it is highly visible even during bright daylight, it improves the advertising effectiveness and efficiency markedly.  We plan to build more mega-screen (100 M2 to 500 M2) (approximately 1,076.4 square feet to 5,382 square feet) LED displays at premier locations in our marketplace.

                As we continue to expand our network, we expect to face a number of challenges. We have expanded our network rapidly, and we, as well as our competitors, have occupied many of the most desirable locations in Dalian. In order to continue expanding our network in a manner that is attractive to potential advertising clients, we must continue to identify and occupy desirable locations and to provide effective channels for advertisers. In addition, we must react to continuing technological innovations in the use of wireless and broadband technology in our network, and changes in the regulatory environment, such as the regulations allowing 100% foreign ownership of PRC advertising companies and new regulations governing cross-border investment by PRC persons.

We believe that our business model and success in our regional market give us a considerable advantage over our competitors.  Our future growth will depend primarily on the following factors:

▪	Overall economic growth in China, which we expect to contribute to an increase in advertising spending in major urban areas in China where consumer spending is concentrated;

▪	Our ability to expand our network into new locations and additional cities;

▪	Our ability to expand our sales force and engage in increased sales and marketing efforts;

▪	Our ability to expand our client base through promotion of our services;

▪	Our ability to expand our new systems including large-screen LED display network and City Navigator® Networks which commenced operation in the third quarter of 2009.

Corporate Structure and Contractual Arrangements

Substantially all of our operations are conducted in China through Dalian Guo-Heng, our wholly-owned subsidiary in China, and through our contractual arrangements with several of our consolidated affiliated entities in China, including V-Media and its subsidiaries.

PRC regulations require any foreign entities that invest directly in the advertising services industry to have at least two years of direct operations in the advertising industry outside of China. Since December 10, 2005, foreign investors have been allowed to own directly 100% of PRC companies operating an advertising business if the foreign entity has at least three years of direct operations in the advertising business outside of China or less than 100% if the foreign investor has at least two years of direct operations in the advertising industry outside of China. We do not currently directly operate an advertising business outside of China and cannot qualify under PRC regulations any earlier than two or three years after we commence any such operations outside of China or until we acquire a company that has directly operated an advertising business outside of China for the required period of time. Accordingly, since we have not been involved in the direct operation of an advertising business outside of China, our domestic PRC subsidiary, Dalian Guo-Heng,  which is considered foreign-invested, is currently ineligible to apply for the required advertising services licenses in China. Our advertising business is currently provided through contractual arrangements with our consolidated affiliated entities in China, including V-Media and its subsidiaries.  V- Media  is owned by 9 PRC citizens. V- Media and several of its subsidiaries hold the requisite licenses to provide advertising services in China.

V-Media and its subsidiaries directly operate our advertising network, enter into display placement agreements and sell advertising time and space to our clients. We have been and are expected to continue to be dependent on V-Media and its subsidiaries to operate our advertising business until we qualify for direct ownership of an advertising business in China under PRC laws and regulations and acquire V-Media and its subsidiaries as our direct, wholly-owned subsidiaries, as described below. Dalian Guo-Heng has entered into contractual arrangements with V-Media and its subsidiaries and shareholders, pursuant to which:

▪	we are able to exert effective control over V-Media and its subsidiaries;

▪	a substantial portion of the economic benefits of V-Media and its subsidiaries will be transferred to us; and

▪
Dalian Guo-Heng or its designee has an exclusive option to purchase all or part of the equity interests in V-Media , all or part of the equity interests in V-Media ’s subsidiaries that are owned by V-Media  or its nominee holders, or all or part of the assets of V-Media, in each case when and to the extent permitted by PRC law.

In connection with its entry into the World Trade Organization, China is required to relax restrictions on foreign investment in the advertising industry in China. Accordingly, since December 10, 2005, foreign investors have been allowed to own 100% of PRC companies operating an advertising business if the foreign entity has at least three years of direct operations in the advertising business outside of China. We do not currently directly operate an advertising business outside of China and cannot qualify for 100% ownership of a PRC advertising company under PRC regulations any earlier than three years after we commence any such operations or until we acquire a company which has directly operated an advertising business for the required period of time. We do not currently know how or when we will be able to qualify under these regulations. Even if we do qualify in the future, it may be burdensome or not cost effective for us to meet the required criteria for direct ownership. If and when we qualify for direct ownership, we intend to explore the commercial feasibility of changing our current structure, including possibly direct ownership of  V-Media and its subsidiaries, taking into consideration relevant cost, market, competitive and other factors. In the event we take such steps, we cannot assure you that we will be able to identity or acquire a qualified foreign company for a possible future restructuring or that any restructuring we may undertake to facilitate direct ownership will be successful.

●	Agreements that Transfer Economic Benefits to Us

Pursuant to our contractual arrangements with V-Media and its subsidiaries, Dalian Guo-Heng provides management and consulting services to V- Media and its subsidiaries in exchange for service fees. The service fees shall equal to 100% of the residual return of V-Media and its subsidiaries which can be waived by Guo-Heng from time to time in its sole discretion.

●	Agreements that Provide Effective Control over V-Media and Its Subsidiaries

We have entered into the following agreements with V- Media and its subsidiaries that provide us with effective control over V- Media and its subsidiaries:

▪
an exclusive service agreement, pursuant to which V-Media and its Subsidiaries irrevocably entrust to Guo-Heng the right of management and operation of V-Media and its subsidiaries and the responsibilities and authorities of their shareholders and directors of Media and its subsidiaries;

▪
a voting rights proxy agreement, pursuant to which the shareholder of V-Media and its subsidiaries have granted the personnel designated by Dalian Guo-Heng the right to appoint directors and senior management of V-Media and its subsidiaries and to exercise all of their other voting rights as shareholders of V-Media and its subsidiaries, as the case may be, as provided under the articles of association of each such entity;

▪	a call option agreement, pursuant to which:

▪
neither V- Media nor any of its subsidiaries may enter into any transaction that could materially affect its assets, liabilities, equity or operations without the prior written consent of Dalian Guo-Heng;

▪	neither V- Media nor any of its subsidiaries will distribute any dividends without the prior written consent of Dalian Guo-Heng and

▪
Dalian Guo-Heng or its designee has an exclusive option to purchase all or part of the equity interests in V-Media, all or part of the equity interests in V-Media’s subsidiaries owned by V-Media or its nominee holders, or all or part of the assets of V-Media, in each case when and to the extent permitted by PRC law. In case of Guo-Heng exercising the call option in its sole discretion upon the occurrence of the situation in which such call option exercise become feasible under the relevant laws in PRC, any additional consideration paid other than the $1.00 which may be required under the laws of China to effect such purchase to comply with such legal formalities shall be either cancelled or returned to the company immediately with no additional compensation to the owners; and

▪
an equity pledge agreement pursuant to which each of shareholders of V-Media has pledged his or its equity interest in V-Media and its subsidiaries, as the case may be, to Dalian Guo-Heng to secure their obligations under the relevant contractual control agreements, including but not limited to, the obligations of V-Media and its subsidiaries under the exclusive services agreement, the call option agreement, the voting rights proxy agreement described above, and each of them has agreed not to transfer, sell, pledge, dispose of or create any encumbrance on their equity interest in V-Media or its subsidiaries without the prior written consent of Dalian Guo-Heng.

See “Related Party Transactions” for further information on our contractual arrangements with these parties.

In the opinion of Deheng Law Firm, our PRC legal counsel:

▪	the ownership structures of Dalian Guo-Heng, V- Media and its subsidiaries, both currently and after giving effect to this merger, are in compliance with existing PRC laws and regulations;

▪
the contractual arrangements among Dalian Guo-Heng, V- Media and its subsidiaries governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and

▪
the business operations of Dalian Guo-Heng and V- Media  and their respective subsidiaries, as described in this Form 8-K, are in compliance with existing PRC laws and regulations in all material respects.

However, in spite of the above, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities, in particular the SAIC which regulates advertising companies, will not in the future take a view that is contrary to the above opinion of our PRC legal counsel. If the PRC government finds that the agreements that establish the structure for operating our PRC advertising business do not comply with PRC government restrictions on foreign investment in advertising businesses, we could be subject to severe penalties. See “Risk Factors — If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment in the advertising industry, we could be subject to severe penalties”, “— Our business operations may be affected by legislative or regulatory changes” and “— The PRC legal system embodies uncertainties which could limit the legal protections available to you and us”.

Subsidiaries of V- Media

The following table sets forth information concerning  V- Media’s subsidiaries:

	VMedia_Group’s Ownership Percentage	Region of Operations	Primary Business
Shenyang Vastitude Media Co., Ltd	100%	Shenyang	Advertising company
Tianjin Vastitude AD Media Co., Ltd	100%	Tianjin	Advertising company
Dalian Vastitude Network Technology Co., Ltd	60%	Dalian	Computer exploitation, technical service, domestic advertisement
Dalian Vastitude Engineering&Design Co., Ltd	83%	Dalian	Engineering, design, Construction
Dalian Vastitude &Modern Transit Media Co., Ltd	70%	Dalian	Advertising company

Intellectual Property

Mr. Guojun Wang, our CEO and largest shareholder of V-Media, is the owner of 26 patents in outdoor advertising display field. His innovations on billboards, bus and taxi shelters, newsstands, and other street furniture have been vastly used in our outdoor display networks.

Marketing

We market our advertising services directly to advertisers and to advertising agencies. As of June 30, 2009, we had 33 dedicated sales and marketing personnel. As we only commenced our current business operations in September 2000, many of our sales and marketing personnel have only worked for us for a short period of time. We depend on our marketing staff to explain our service offerings to our existing and potential clients and to cover a large number of clients in a wide variety of industries. We will need to further increase the size of our sales and marketing staff if our business continues to grow. We may not be able to hire, retain, integrate or motivate our current or new marketing personnel which would cause short-term disruptions of our operations, restrict our sales efforts and negatively affect our advertising service revenue.

Competition

We compete with some of the largest advertising companies in China that operate outdoor advertising networks such as JCDecaux China, Clear Media, CBS Outdoor (China) and TOM OMG. We compete for advertising clients primarily on the basis of network size and coverage, location, price, the range of services that we offer and our brand name. We also compete for overall advertising spending with other alternative advertising media companies, such as Internet, street furniture, billboard, frame and public transport advertising companies, and with traditional advertising media, such as newspapers, television, magazines and radio.

Employees

V-Media currently has 120 full-time employees as of June 30, 2009, including 21 in manufacturing, 7 in research and development, 59 in administration and financial department, and 33 in sales, purchasing and marketing.

Properties

Our principal executive offices are located at 8th Floor, Golden Name Commercial Tower, 68 Renmin Road, Zhongshan District, Dalian, P.R. China, 116001. This office consists of approximately 8,987.94 square inches which we leased from Mr. Guojun Wang and Ms. Ming Ma  for $1 a year. The agreement will be renewed every year.

Results of Operations

Operation Results for the Three Months Ended September 30, 2009 and 2008

The following table sets forth information from our statements of operations for the three months ended September 30, 2009 and 2008, in dollars and as a percentage of revenues:

REVENUES	3 Months Ended September 30
	2009	2008	Difference	% Change
Dalian District
Street Fixture and Display network	$1,165,232	$1,265,543	$(100,311)	-7.93%
City Transit system Display network	693,826	406,510	287,316	70.68%
Outdoor Billboards	792,789	157,147	635,642	404.49%
City Navigator	109,746	-	109,746	100.00%
Other service income (a)	347,744	251,798	95,946	38.10%
Subtotal for Dalian District	$3,109,337	$2,080,998	$1,028,339	49.42%

Shenyang Distict
Street Fixture and Display network	$48,236	$19,122	$29,114	152.25%
Outdoor Billboards	9,761	4,468	5,293	118.46%
Subtotal for Shenyang District	$57,997	$23,590	$34,407	145.85%

Total Revenues	$3,167,334	$2,104,588	$1,062,746	50.50%

 (a) Other service income generated by Construction & Design service provided by V-Media Engineering & Design Company and technique service provided by V-Media Network Technology Company to outside customers.

Revenues

During the three months ended September 30, 2009 we had revenues of $ 3,167,334 as compared to revenues of $2,104,588 during the three months ended September 30, 2008, an increase of $1,062,746, or 50.5%. The increase was a result of our increased and expanded sale to the existing and new customers in 2009.. We expand the scope of the advertising network rapidly.  We have landed some more desirable locations in Dalian, created new advertising media platforms and continued our efforts to expand our client base.

COST OF REVENUE	3 Months Ended September 30
	2009	2008	Difference	% Change
Dalian District
Street Fixture and Display network	$417,300	$498,426	$(81,126)	-16.28%
City Transit system Display network	274,621	181,513	93,108	51.30%
Outdoor Billboards	317,007	67,395	249,612	370.37%
City Navigator	52,013	-	52,013	100.00%
Other service cost (b)	105,661	107,987	(2,326)	-2.15%
Subtotal for Dalian District	$1,166,602	$855,321	$311,281	36.39%

Shenyang District
Street Fixture and Display network	$21,928	$6,649	$15,279	229.79%
Outdoor Billboards	4,437	1,554	2,883	185.52%
Subtotal for Shenyang District	$26,365	$8,203	$18,162	221.41%

Total Cost of Revenue	$1,192,967	$863,524	$329,443	38.15%

(b) Other service cost attribute to V-Media Engineering & Design Company and by V-Media Network Technology Company when they provide Construction & Design service and technique service to outside customers, respectively.

Cost of Revenue

During the 3 months ended September 30, 2009, our cost of revenue was $1,192,967, as compared to cost of revenue of $863,524 during the 3 months ended September 30, 2008, an increase of $329,443, or 38.15%. The percentage of our increase in cost of revenue was slightly less than that of the increase in revenue. As we become more experienced in our operation, we have been able to cut more costs and remain competitive. In addition, since the launch of our City Navigator and large-screen LED, we are able to generate higher profit margin on these new products due to lower maintenance costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses, totaled $581,270 during the three months ended September 30, 2009 as compared to $340,991 for the three months ended September 30, 2008. The increase in selling, general and administrative expense was mainly attribute to increase in our payroll, depreciation expenses, administrative costs and various fees associated with our efforts to go public in the U.S. capital market

Interest expense
Interest expense increased from $65,236 during the three months ended September 30, 2008 to $69,359 for the three month ended September 30, 2009. The increased interest expense resulted from the sizable increase in our loans during third quarter 2009.

Net Income attributable to the Company

As a result of the factors described above, we had net income attributable to the Company in the amount of $907,565 for the three months ended September 30, 2009, as compared with $818,408during the three months ended September 30, 2008. The increase in net income was mainly attributed to our increase in revenue and our efforts to control the costs

Comprehensive Income
Our business operates primarily in Chinese Renminbi (“RMB”), but we report our results in U.S. Dollars. The conversion of our accounts from RMB to U.S. Dollars results in translation adjustments. As a result of a currency translation adjustment gain, our comprehensive income was   $820,560 during the three months ended September 30, 2008, as compared with $910,912 during the three months ended September 30, 2009. The increase is due to significant currency exchange fluctuation of Chinese RMB to US Dollar for the periods.

Liquidity and Capital Resources

Presently, our principal sources of liquidity were generated from our operations and through bank loans.  As of September 30, 2009, although we had a negative working capital of $4,641,618, as compared to a negative working capital of $3,974,320 as of June 30, 2009, we were still able to generate $907,565 of net income attributable to the Company and our operating have produced a positive cash flow of $1,282,307 for the three months ended September 30, 2009, as compared to a negative cash flow of 708,820 for the same period ended September 30, 2008.  Based on our current operating plan, we believe that our existing resources, including cash generated from operations as well as the bank loans, will be sufficient to meet our working capital requirement for our current operations. In order to fully implement our business plan and continue our growth, however, we will require additional capital either from our shareholders or from outside sources.

Operating Activities

Cash provided by operating activities totaled $1,282,307 for the three months ended September 30, 2009 as compared to $708,820 used inoperating activities for the three months ended September 30, 2008. Increase in our cash provided by operations is due to decrease in our advance to suppliers, increase in accounts payable and advance from customers.

Investing Activities

Cash used in investing activities was $ 1,851,921 for the three months ended September 30, 2009 as compared to $340,883 used for the three months ended September 30, 2008. Increase of cash used in investing activities is mainly because we have invested heavily in our infrastructure related to our newly launched City Navigator,

Financing Activities

Cash provided by financing activities totaled $557,136 for the three months ended September 30, 2009 as compared to $1,076,520 provided for the three months ended September 30, 2008. Decrease in cash provided by financing activities is because we did not receive any new capital contributions from our shareholders for this period.

Operation Results of the Fiscal Year Ended June 30, 2008 and 2009

Revenues

We generate revenues from the sale of outdoor advertising on our advertising network. The following table sets the revenues generated from each of our advertising categories for the periods indicated.

REVENUES	For the year ended June 30
	2009	2008	Difference	% Change
Dalian District
Street Fixture and Display network	$4,353,014	$2,478,201	$1,874,813	75.65%
City Transit system Display network	1,836,678	1,418,440	418,238	29.49%
Outdoor Billboards	1,564,299	568,722	995,577	175.06%
Other service income (a)	472,619	867,660	(395,041)	-45.53%
Subtotal for Dalian District	$8,226,610	$5,333,023	$2,893,587	54.26%

Shenyang District
Street Fixture and Display network	$159,471	$-	$159,471	100.00%
Outdoor Billboards	32,270	-	32,270	100.00%
Subtotal for Shenyang District	$191,741	$-	$191,741	100.00%

Total Revenues	$8,418,351	$5,333,023	$3,085,328	57.85%

(a) Other service income generated by Construction & Design service provided by V-Media Engineering & Design Company and technique service provided by V-Media Network Technology Company to outside customers.

During the year ended June 30, 2009, we had revenues of $8,418,351, as compared with  $5,333,023 during the year ended June 30, 2008, an increase of approximately $3,085,328, or 57.85% due to our increased and expanded sale to the existing and new customers in 2009. Our advertising network has been expanded quickly. We obtained more desirable locations in Dalian for advertisements, created new media platforms and continued our efforts to expand our client base.

Cost of Revenue

COST OF REVENUE	For the year ended June 30
	2009	2008	Difference	% Change
Dalian District
Street Fixture and Display network	$1,663,837	$1,640,933	$22,904	1.40%
City Transit system Display network	793,751	779,942	13,809	1.77%
Outdoor Billboards	536,828	360,449	176,379	48.93%
Other service cost (b)	335,676	434,931	(99,255)	-22.82%
Subtotal for Dalian District	$3,330,092	$3,216,255	$113,837	3.54%

Shenyang District
Street Fixture and Display network	$100,516	$-	$100,516	100.00%
Outdoor Billboards	23,486	-	23,486	100.00%
Subtotal for Shenyang District	$124,002	$-	$124,002	100.00%

Total Cost of Revenue	$3,454,094	$3,216,255	$237,839	7.39%

(b) Other service cost attribute to V-Media Engineering & Design Company and by V-Media Network Technology Company when they provide Construction & Design service and technique service to outside customers, respectively.

During the year ended June 30, 2009, we had cost of revenue of $3,454,094, as compared with cost of revenue of $3,216,255, an increase of approximately $237,839, or 7.39%, reflecting the increase in revenues. The gross profit rose to $4,964,257, or a 134.52% increase during the year ended June 30, 2009 compared with the year ended June 30, 2008.  The major reasons for the dramatic increase of gross profit from 2008 to 2009 are as following: 1) Increased usage of advertising space as we have been able to secure more popular locations and have raised more brand awareness among our customers; 2) we are also able to realize more profits on some of our new advertising channels, such as large-screen LED billboards, due to lower maintenance costs and higher fee charged.

Selling, General and Administrative Expenses

Our operating expenses were $1,363,966 during the year ended June 30, 2009, compared with $1,174,148 during the year ended June 30, 2008, an increase of $189,818, or approximately 16.17%. Reflect the increased salary expense, depreciation expense and other administrative expense.

Interest Expense

Interest expense increased from $235,182 during the year ended June 30, 2008 to $260,943 for the year ended June 30, 2009. The increase interest expense resulted from the increase in our loans during 2009, as we borrowed to fund the rapid growth in our sales and to invest in our infrastructure.

Net Income attributable to the Company

As a result of the factors described above, we had net income attributable to the Company in the amount of $2,830,224 during the year ended June 30, 2009, compared with $761,078 during the year ended June 30, 2008. The increase in net income was mainly attributed to our increase in revenue and our efforts to control the costs.

Also, as a result of a currency translation adjustment gain, our comprehensive income was $2,837,667 during the year ended June 30 , 2009, compared with $770,190 during the year ended June 30 , 2008. The change is due to the significant currency exchange fluctuation.

Liquidity and Capital Resources

Presently, our principal sources of liquidity were generated from our operations and through bank loans.  As of June 30, 2009, although we had a negative working capital of $3,974,320, as compared to a negative working capital of $3,654,572 as of June 30, 2008, we were still able to generate $2,830,224 of net income attributable to the Company and our operating have produced a positive cash flow of $1,423,288 for the year ended June 30, 2009, as compared to only $210,178 cash generated for the year ended June 30, 2008.  Based on our current operating plan, we believe that our existing resources, including cash generated from operations as well as the bank loans, will be sufficient to meet our working capital requirement for our current operations. In order to fully implement our business plan and continue our growth, however, we will require additional capital either from our shareholders or from outside sources.

Operating Activities

For the year ended June 30, 2009, our operations generated cash in the total amount of $1,423,288, as opposed to $210,178 used in operating activities for the year ended June 30, 2008. This increase was mainly composed of the significant increase in our net income and  increased collections on our accounts receivable.

Investing Activities

Cash used in investing activities was $4,056,536 for the year ended June 30, 2009 as compared to only $532,779 for the year ended June 30, 2008. We have invested heavily in building our infrastructures, including spending on purchase and installation of our new products, City Navigator and Mega-screen LEDs.

Financing Activities

For the year ended June 30, 2009, we have financed a total amount of $2,636,426 through the bank loans  and capital contributions, as compared to $386,091 provided by financing activities for the year ended June 30, 2008. Increase in cash provided by financing activities is due to the increased short term loans and long term bank loans.

Off-Balance Sheet Arrangements

Neither Fortune-Rich, Dalian Guo-Heng,  nor V-Media or its subsidiaries has any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on their financial condition or results of operations.

OUR INDUSTRY

China’s Advertising Market

The advertising market in China is one of the largest and fastest growing advertising markets in the world and has the following characteristics:

▪
Largest Market in Asia Excluding Japan. Advertising spending in China totaled $7.7 billion in 2003 according to ZenithOptimedia’s December 2004 Advertising Expenditure Forecasts report, making it the largest advertising market in Asia excluding Japan.

▪
High Growth Rate. According to ZenithOptimedia, advertising spending in China grew 20.8% between 2002 and 2003 compared to the average worldwide growth rate of 3.0%, making it one of the fastest growing advertising markets in the world during that period.

▪
Urban Concentration of Advertising Spending. Advertising spending in China is highly concentrated in China’s more economically developed regions and increasingly concentrated in urban areas. For example, Beijing, Shanghai and Guangdong province (Guangdong province includes the major cities of Guangzhou and Shenzhen), together accounted for 49.3% of total advertising spending in China in 2003, according to the State Administration for Industry and Commerce.

▪
Importance of New Alternative Advertising Media. Alternative advertising media, which is a term we use to refer to media other than traditional broadcast and print media, account for a larger percentage of total advertising spending in China compared to Europe, the United States and other countries in Asia.

▪
Fragmented Industry. The advertising industry in China is highly fragmented and is not dominated by a small number of advertising companies. According to the China Advertising Association, there were approximately 66,400 advertising companies in China in 2003.

Market Size and Composition. According to ZenithOptimedia statistics, China’s advertising market in terms of advertising spending is expected to remain the largest in Asia excluding Japan through at least 2007. The following table sets forth historical and estimated future advertising spending in the countries and regions described and for the years indicated:

	2001	2002	2003	2004E	2005E	2006E	2007E
	(In billions of U.S. dollars)
China	5.1	6.3	7.7	9.0	10.5	12.2	14.2
South Korea	5.6	6.5	6.8	6.4	6.3	6.6	6.9
India	1.8	1.9	2.1	2.7	2.9	3.1	3.3
Taiwan	1.9	1.9	2.1	2.2	2.3	2.4	2.5
Hong Kong	1.9	1.9	2.0	2.1	2.3	2.4	2.5
Other Asia (1) (excluding Japan)	4.9	5.7	6.4	8.0	9.2	10.7	12.4
Total Asia (excluding Japan)	21.2	24.2	27.0	30.5	33.5	37.4	41.8
Japan	38.9	36.3	36.2	38.0	39.2	40.3	41.5
Total Asia	60.1	60.4	63.2	68.5	72.6	77.7	83.3
United States	147.2	149.8	152.3	161.5	168.2	177.0	186.2

(1)   Other Asia includes Indonesia, Malaysia, Philippines, Singapore, Thailand and Vietnam.

Source:    Advertising Expenditure Forecasts, ZenithOptimedia, December 2004.

The advertising industry is generally divided into television, newspaper, magazine, radio and other types of advertising media. Other advertising media includes Internet, outdoor, billboard, out-of-home, bus-stop display and other outdoor advertising media. Other advertising media account for a larger percentage of total advertising spending in China than in Europe, the United States or other countries in the Asia Pacific region. The following table sets forth the percentage breakdown of advertising spending by medium in the countries and regions described below for 2003:

Country/Region:	Television	Newspaper	Magazine	Radio	Other
China	40.2%	38.3%	3.8%	4.0%	13.5%
Asia (1)	44.7%	30.4%	7.9%	4.4%	12.6%
United States	33.9%	30.4%	14.3%	12.9%	8.6%
Europe (2)	33.3%	32.3%	19.6%	5.6%	9.3%

(1)	Asia includes China, Hong Kong, India, Indonesia, Japan, Malaysia, Philippines, Singapore, South Korea, Thailand and Vietnam.

(2)
Europe includes Austria, Belgium, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Netherlands, Norway, Poland, Portugal, Spain, Sweden, Switerland, and the United Kingdom.

Source: Advertising Expenditure Forecasts, ZenithOptimedia, December 2004.

Growth. We believe advertising spending in China has considerable growth potential over the next few years. According to ZenithOptimedia, advertising spending in China is expected to increase to $14.2 billion in 2007 from $7.7 billion in 2003, a compound annual growth rate of 16.3% from 2004 to 2007, a much faster rate compared to 6.8%, 4.9% and 4.8%, respectively, for Asia, the United States and Europe. However, we cannot provide any assurance that we or our business will benefit from growth that occurs in China’s advertising industry. The following table sets forth the historical and prospective growth in advertising spending in China for the periods indicated.

Source:	Advertising Expenditure Forecasts, ZenithOptimedia, December 2004.

The growth of China’s advertising industry is being driven by a number of factors including:

▪
High and Sustained Levels of Economic Growth. China’s economy has grown and continues to grow rapidly compared to the growth experienced by other developed economies. China’s GDP grew by 8.9%, 8.1% and 11.1% in 2001, 2002 and 2003, respectively, and is projected to grow by 13.2%, 10.7%, 10.0% and 9.8% in 2004, 2005, 2006 and 2007 according to ZenithOptimedia.

▪
Growing Consumer Class. We believe the emergence and ongoing expansion of a consumer class concentrated in major cities in China will encourage companies to spend increasing amounts on advertising for new products and services particularly in major urban areas.

▪
Relatively Low Levels of Advertising Spending in China Per Capita and as a Percentage of GDP. Advertising spending per capita and as a percentage of GDP in China remains very low relative to other countries and regions, indicating that there is significant growth potential in China’s advertising industry as its consumer markets continue to develop and income levels increase.

The following table sets forth advertising spending per capita and as a percentage of GDP for the countries and regions indicated for 2003:

	Advertising Spending
Country/Region	Per Capita	As a Percentage of GDP
	(in U.S. dollars, except percentages)
China	$6	0.5%
Hong Kong	$282	1.3%
South Korea	$142	1.1%
Japan	$284	0.8%
Asia (1) Weighted Average	$21	0.8%
United Kingdom	$288	1.0%
United States	$518	1.4%

(1)	Asia includes China, Hong Kong, India, Indonesia, Japan, Malaysia, Philippines, Singaport, South Korea, Taiwan, Thailand, and Vietnam.

Source:    Advertising Expenditure Forecasts, ZenithOptimedia, December 2004

Rapid Urbanization and Concentration of Advertising Spending. While the total size of China’s advertising market is expected to increase by a compound annual growth rate of 16.3% from 2004 to 2007, we expect that advertising spending in certain regions and urban areas will increase at a faster rate compared to the national average. This is due to:

▪
Rapid urbanization. According to the National Bureau of Statistics of China, China’s urban population increased from 17.9% in 1978 to 29.0% in 1995, to 40.5%, or 523 million people, in 2003. China’s Academy of Social Sciences estimates that China’s urban population will reach 610 million people by 2010.

▪
Faster growth of consumer spending in urban areas. Rapid urbanization, in turn, will result in faster growth of consumer spending in urban areas, which already accounts for a disproportionately larger amount of consumer spending. According to the National Bureau of Statistics, in 2004, 77.4% of retail sales for consumer goods took place in urban areas. Retail sales in urban areas grew by 14.4% compared to growth in rural areas of 9.9% relative to the same period in 2003.

The impact of these trends is particularly notable in certain regions and urban centers. For example, Beijing, Shanghai and Guangdong province (Guangdong includes the major cities of Guangzhou and Shenzhen) together accounted for 49.3% of total advertising spending in China in 2003, according to the State Administration for Industry and Commerce, while accounting for only 8.6% of the population in 2003.

Outdoor Advertising Networks in China

The rapid development of outdoor advertising networks is a relatively recent development in China. This form of advertising allows advertisers to effectively reach increasingly mobile and urbanized target audiences. We believe that this form of advertising appeals to advertisers for several reasons:

Provides an Alternative and Supplement to Other Advertising Media. We believe technological innovations and changing consumer habits have eroded the market appeal of more traditional advertising media. For instance, total television advertising spending as a percentage of all advertising spending in China has decreased from 45.4% in 1999 to 40.2% in 2003 according to ZenithOptimedia.

We believe that the primary reasons for this include:

▪	the prevalence of digital-video recording and other technologies that enable consumers to avoid watching television advertising;

▪	the overall lack of high quality entertainment options for television viewers in China leading to low viewer rates by desired consumer groups;

▪	changes in consumer demographics and behavior, including the tendency of consumers to spend greater periods of time out of home in professional and commercial settings; and

▪
technological innovations in recent years that have provided advertisers with new means to reach consumers in a wider range of locations, including the Internet and, in our case, the development of outdoor advertising displays.

Effective Audience Reach and Attractive Medium Welcomed by Consumers.  Our outdoor advertising networks are usually installed in venues such as bus shelters, taxi shelters and Metro lines which occupy popular locations of the city which have a large concentration of population. It has unlimited viewing exposure to the public and our state-of-the-art display technology makes our displays very attractive to watch and provides vast amount of information to the commuters.

Cost Effective. Placed in public areas in populous urban centers where large numbers of people congregate, outdoor advertising can reach consumers at a lower cost than most mass media advertising such as traditional television.

We believe that as we apply new display technologies, improve the existing display network and expand into new market, we will continue to experience significant growth in terms of market share of total advertising spending in the region.

Risk Factors

An investment in our common stock or other securities involves a number of risks.  You should carefully consider each of the risks described below before deciding to invest in our common stock.  If any of the following risks develops into actual events, our business, financial condition or results of operations could be negatively affected, the market price of our common stock or other securities could decline and you may lose all or part of your investment.

The risk factors presented below are all of the ones that we currently consider material. However, they are not the only ones facing our Company.  Additional risks not presently known to us, or which we currently consider immaterial, may also adversely affect us.  There may be risks that a particular investor views differently from us, and our analysis might be wrong.  If any of the risks that we face actually occur, our business, financial condition and operating results could be materially adversely affected and could differ materially from any possible results suggested by any forward-looking statements that we have made or might make.  In such case, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to Our Business and Industry

    We have a limited operating history, which may make it difficult for you to evaluate our business and prospects.

    We began our current business operations in September 2000. Accordingly, we have a limited operating history for our current operations upon which you can evaluate the viability and sustainability of our business and its acceptance by advertisers and consumers. It is also difficult to evaluate the viability of our business model because we do not have sufficient experience to address the risks frequently encountered by early stage companies using new forms of advertising media and entering new and rapidly evolving markets. These circumstances may make it difficult for you to evaluate our business and prospects.

    Our senior management and employees have worked together for a short period of time, which may make it difficult for you to evaluate their effectiveness and ability to address challenges.

    Due to our limited operating history and recent additions to our management team, certain of our senior management and employees have worked together at our company for only a relatively short period of time. As a result, it may be difficult for you to evaluate the effectiveness of our senior management and other key employees and their ability to address future challenges to our business.

    If advertisers or the viewing public do not accept, or lose interest in, our outdoor advertising network, our revenues may be negatively affected and our business may not expand or be successful.

    The market for outdoor advertising networks in China is relatively new and its potential is uncertain. We compete for advertising spending with many forms of more established advertising media. Our success depends on the acceptance of our outdoor advertising network by advertisers and their continuing interest in this medium as a component of their advertising strategies. Our success also depends on the viewing public continuing to be receptive towards our advertising network. Advertisers may elect not to use our services if they believe that consumers are not receptive to our network or that our network does not provide sufficient value as an effective advertising medium. If a substantial number of advertisers lose interest in advertising on our advertising network for these or other reasons, we will be unable to generate sufficient revenues and cash flow to operate our business, and our advertising service revenue, liquidity and results of operations could be negatively affected.

    We derive a substantial majority of our revenues from the provision of advertising services, and advertising is particularly sensitive to changes in economic conditions and advertising trends.

    Demand for our advertising space and time slots, and the resulting advertising spending by our clients, is particularly sensitive to changes in general economic conditions and advertising spending typically decreases during periods of economic downturn. Advertisers may reduce the money they spend to advertise on our network for a number of reasons, including:

▪	a general decline in economic conditions;

▪	a decline in economic conditions in the particular cities where we conduct business;

▪	a decision to shift advertising expenditures to other available advertising media; or

▪	a decline in advertising spending in general.

    A decrease in demand for advertising media in general and for our advertising services in particular would materially and adversely affect our ability to generate revenue from our advertising services, and our financial condition and results of operations.

    A substantial majority of our revenues are currently concentrated in Dalian. If the city experiences an event negatively affecting its advertising industry, our advertising network, and our ability to generate adequate cash flow would be materially and adversely affected.

    A substantial majority of our revenues are currently concentrated in Dalian. We derived more than 97.57% of our total revenues in 2009 from Dalian. We expect Dalian to continue to constitute important sources of our revenues. If the city experiences an event negatively affecting its advertising industry, such as a serious economic downturn, a construction moratorium that would have the effect of materially limiting the supply of bus shelters and taxi shelters in which we can place our displays or similar changes in government policy, or a natural disaster, our advertising network and our ability to generate adequate cash flow would be materially and adversely affected.

    Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period in the future.

    Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period based on the seasonality of consumer spending and corresponding advertising trends in China. As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance. Factors that are likely to cause our operating results to fluctuate, such as the seasonality of advertising spending in China, a deterioration of economic conditions in China and potential changes to the regulation of the advertising industry in China, are discussed elsewhere in this Form 8-K. If our revenues for a particular quarter are lower than we expect, we may be unable to reduce our operating expenses for that quarter by a corresponding amount, which would harm our operating results for that quarter relative to our operating results from other quarters.

    We may not be able to successfully expand our advertising network into new regions or diversify our network into new advertising channels which could harm or reverse our growth potential and our ability to increase our revenues, or even result in a decrease in revenues.

    We are pursuing a strategy to expand our advertising network into new regions. In order to expand our network into new regions, we must enter into new display placement agreements in new cities. If we are unable to grow our outdoor network into new regions, our advertising network may not be as attractive as those of our competitors, which could harm or reverse our growth potential and our ability to increase our revenues, or even result in a decrease in revenues.

    When our advertising network reaches saturation in the cities where we operate, we may be unable to grow our revenue base or to satisfy all of our advertisers’ needs, which could hamper our ability to generate higher levels of revenues over time.

    Our advertising network in each city generally is designed to have a repeating 1500-minute cycle of advertisements per week. Where demand for time slots by advertisers is high, our network may reach saturation, meaning we cannot additional advertising time slots for that week’s cycle without further increasing the length of the cycle and correspondingly reducing the number of broadcasts per day of each advertisement. When our network reaches saturation in any particular city, we will be forced to lengthen our advertising cycle to accommodate additional advertisers, or increase our advertising rates to increase our revenues in our existing cities of operation. However, advertisers may be unwilling to accept rate increases or the placement of their advertisement on a longer time cycle that gives their advertisement less exposure each day. If we are unable to increase the duration of our advertising cycle in cities that reach saturation, or if we are unable to pass through rate increases to our advertising clients in those cities, we may be unable to grow our revenue base or to satisfy all of our advertisers’ needs, which could hamper our ability to generate higher levels of revenues over time.

    If the market supply of desirable commercial locations diminishes or ceases to expand, we may be unable to expand our network into locations advertising clients find desirable, which could decrease the value of our network to advertisers.

    We believe advertisers place a premium on having their advertisements broadcast in the most commercially desirable locations, which we believe includes commercial locations frequented by more affluent consumer groups in China’s major urban areas. As some of China’s cities have undergone development and expansion for several decades while others are still at an early stage of development, the supply of desirable commercial locations varies considerably from region to region. In more developed cities, it may be difficult to increase the number of desirable locations in our network because most such locations have already been occupied either by us or by our competitors. In recently developing cities, the supply of desirable locations may be small and the pace of economic development and construction levels may not provide a steadily increasing supply of desirable commercial locations. If, as a result of these possibilities, we are unable to increase the placement of our network into commercial locations that advertisers find desirable, we may be unable to expand our client base, sell advertising time slots on our network or increase the rates we charge for time slots, which could decrease the value of our network to advertisers.

    Acquisitions, including acquisitions of some of our regional distributors, which forms a part of our growth strategy, may have an adverse effect on our ability to manage our business, and our revenues and net income.

    Acquisitions, including acquisitions of some of our regional distributors, forms a part of our growth strategy. If we are presented with appropriate opportunities, we may acquire some or all of our regional distributors or other businesses, technologies, services or products which are complementary to our core outdoor advertising network business. Future acquisitions and the subsequent integration of our regional distributors and other companies with our existing operations may require significant attention from our management. The diversion of our management’s attention and any difficulties encountered in the integration of newly acquired companies could have an adverse effect on our ability to manage our business. Future acquisitions may also expose us to potential risks, including risks associated with the integration of new operations, services and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, our inability to generate sufficient revenue to offset the costs, expenses of acquisitions and potential loss of, or harm to, relationships with employees and advertising clients as a result of our integration of new businesses and new regulations governing cross-border investment by PRC residents, any of which could have a material and adverse effect on our ability to manage our business, and our revenues and net income.

    If we are unable to attract advertisers to purchase advertising time on our network, we will be unable to maintain or increase our advertising fees and the demand for time on our network, which could negatively affect our ability to grow revenues.

    The amounts of fees we can charge advertisers depend on the size and quality of our network and the demand by advertisers for advertising time on our network. Advertisers choose to advertise on our network in part based on the size of our network and the desirability of the locations where we have placed our displays as well as the quality of the services we offer. If we fail to maintain or increase the number of commercial locations and quality of displays in our network, diversify advertising channels in our network, or solidify our brand name and reputation as a quality provider of advertising services, advertisers may be unwilling to purchase time and space on our network or to pay the levels of advertising fees we require to remain profitable. Our failure to attract advertisers to purchase time and space on our network will reduce demand for our network, which could necessitate lowering the fees we charge for advertising on our network and could negatively affect our ability to increase revenues in the future.

    Failure to manage our growth could strain our management, operational and other resources, which could materially and adversely affect our business and growth potential.

    We have been rapidly expanding, and plan to continue to rapidly expand, our operations in China. We must continue to expand our operations to meet the demands of advertisers for larger and more diverse network coverage. This expansion has resulted, and will continue to result, in substantial demands on our management resources. To manage our growth, we must develop and improve our existing administrative and operational systems and, our financial and management controls and further expand, train and manage our work force. We have already begun expanding our advertising network through contractual arrangements with local operators in Dalian, Tianjin and Shenyang and may in the future expand to other cities as well as countries or regions. As we continue this effort, we may incur substantial costs and expend substantial resources in connection with any such expansion. We may encounter difficulties when we expand into other cities or if we begin operations in other countries due to different technology standards, legal considerations and cultural differences. We may not be able to manage our current or future international operations effectively and efficiently or compete effectively in such markets. We cannot assure you that we will be able to efficiently or effectively manage the growth of our operations, recruit top talent and train our personnel. Any failure to efficiently manage our expansion may materially and adversely affect our business and future growth.

    We depend on the leadership and services of Mr. Guojun Wang, who is our founder, chairman, and our largest shareholder, and our business and growth prospects may be severely disrupted if we lose his services.

    Our future success is dependent upon the continued service of Mr. Guojun Wang, our founder and chairman and a major shareholder. We rely on his industry expertise and experience in our business operations, and in particular, his business vision, management skills, and working relationships with our employees, our other major shareholders and many of our clients. We do not maintain key-man life insurance for Mr. Guojun Wang. If he was unable or unwilling to continue in his present position, or if he joined a competitor or formed a competing company in violation of his employment agreement and noncompetition agreement, we may not be able to replace him easily or at all. As a result, our business and growth prospects may be severely disrupted if we lose his services.

    If we do not continue to expand and maintain an effective sales and marketing team it will cause short-term disruptions of our operations, restrict our sales efforts and negatively affect our advertising service revenue.

    We market our advertising services directly to advertisers and to advertising agencies. As of September 30, 2009, we had 49 dedicated sales and marketing personnel. Many of our sales and marketing personnel have only worked for us for a short period of time. We depend on our marketing staff to explain our service offerings to our existing and potential clients and to cover a large number of clients in a wide variety of industries. We will need to further increase the size of our sales and marketing staff if our business continues to grow. We may not be able to hire, retain, integrate or motivate our current or new marketing personnel which would cause short-term disruptions of our operations, restrict our sales efforts and negatively affect our advertising service revenue.

    We may need additional capital and we may not be able to obtain it, which could adversely affect our liquidity and financial position.

    To further expand our outdoor advertising network, we may require additional cash resources. If these sources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

    Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

▪	investors’ perception of, and demand for, securities of alternative advertising media companies;

▪	conditions of the U.S. and other capital markets in which we may seek to raise funds;

▪	our future results of operations, financial condition and cash flows;

▪	PRC governmental regulation of foreign investment in advertising services companies in China;

▪	economic, political and other conditions in China; and

▪	PRC governmental policies relating to foreign currency borrowings.

    We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us could have a material adverse effect on our liquidity and financial condition.

    If we are unable to adapt to changing advertising trends and the technology needs of advertisers and consumers, we will not be able to compete effectively and we will be unable to increase or maintain our revenues which may materially and adversely affect our business prospects and revenues.

    The market for outdoor advertising requires us to continuously identify new advertising trends and the technology needs of advertisers and consumers, which may requires us to develop new features and enhancements for our advertising network. We may incur development and acquisition costs in order to keep pace with new technology needs but we may not have the financial resources necessary to fund and implement future technological innovations or to replace obsolete technology. Furthermore, if we fail to implement new technology or cannot succeed in defining, developing and introducing new features on a timely and cost-effective basis, advertiser demand for our advertising network may decrease and we may not be able to compete effectively or attract advertising clients, which would have a material and adverse effect on our business prospects and revenues.

    We may be subject to, and may expend significant resources in defending against, government actions and civil suits based on the content and services we provide through our outdoor advertising network.

    PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors, including businesses such as ours, to ensure that the content of the advertisements they prepare or distribute are fair and accurate and are in full compliance with applicable law. Violation of these laws or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the PRC government may revoke a violator’s license for advertising business operations.

    As an outdoor advertising service provider, we are obligated under PRC laws and regulations to monitor the advertising content that is shown on our network for compliance with applicable law. In general, the advertisements shown on our network have previously been broadcast over public television networks and have been subjected to internal review and verification of such networks. We are still separately required to independently review and verify these advertisements for content compliance before displaying the advertisements. In addition, where a special government review is required for certain product advertisements before broadcasting, if we employ regional distributors, we and our regional distributors are separately obligated to confirm that such review has been performed and approval has been obtained. We employ, and will ask our regional distributors to employ, qualified advertising inspectors who are trained to review advertising content for compliance with relevant PRC laws and regulations. In addition, for advertising content related to certain types of products and services, such as alcohol, cosmetics, pharmaceuticals and medical procedures, we and our distributors are required to confirm that the advertisers have obtained requisite government approvals including the advertiser’s operating qualifications, proof of quality inspection of the advertised products, government pre-approval of the contents of the advertisement and filing with the local authorities. We endeavor to comply, and will encourage our regional distributors to take measures to comply, with such requirements, including by requesting relevant documents from the advertisers. However, we cannot assure you that each advertisement an advertising client or agency provides to us and which we include in our weekly advertising cycle is in compliance with relevant PRC advertising laws and regulations or that the supporting documentation and government approvals provided to us by our advertising clients in connection with certain advertising content are complete; nor can we assure you that the advertisements that our regional distributors will procure for broadcasting on our network have received required approval from the relevant local supervisory bodies or are content compliant.

    Moreover, civil claims may be filed against us for fraud, defamation, subversion, negligence, copyright or trademark infringement or other violations due to the nature and content of the information displayed on our network.

    In addition, if the security of our content management system is breached through the placement of unauthorized images, text or audio sounds displayed on our network, viewers or the PRC government may find these images, text or audio sounds to be offensive, which may subject us to civil liability or government censure despite our efforts to ensure the security of our content management system. Any such event may also damage our reputation. If our advertising viewers do not believe our content is reliable or accurate, our business model may become less appealing to viewers in China and our advertising clients may be less willing to place advertisements on our network.

    We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, may materially disrupt our business.

    We cannot be certain that our outdoor displays or other aspects of our business do not or will not infringe upon patents, copyrights or other intellectual property rights held by third parties. Although we are not aware of any such claims, we may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives. In addition, we may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. Successful infringement or licensing claims against us may result in substantial monetary liabilities, which may materially and adversely disrupt our business.

    We face significant competition, and if we do not compete successfully against new and existing competitors, we may lose our market share, and our profitability may be adversely affected.

    We compete with some of the largest advertising companies in China that operate outdoor advertising networks such as JCDecaux China, Clear Media, CBS Outdoor (China) and TOM OMG. Increased competition could reduce our operating margins and profitability and result in a loss of market share. Some of our existing and potential competitors may have competitive advantages, such as significantly greater financial, marketing or other resources and may be able to mimic and adopt our business model. Moreover, increased competition will provide advertisers with a wider range of media and advertising service alternatives, which could lead to lower prices and decreased revenues, gross margins and profits. We cannot assure you that we will be able to successfully compete against new or existing competitors.

    Any business disruption or litigation we experience might result in our incurring substantial costs and the diversion of resources.

    The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products and do not, to our knowledge, offer business liability insurance. While business disruption insurance is available to a limited extent in China, we have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, except for fire insurance, we do not have any business liability, disruption or litigation insurance coverage for our operations in China. Any business disruption or litigation may result in our incurring substantial costs and the diversion of resources.

    If we fail to maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our stock may be adversely impacted.

    We are a new public reporting company. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. If we fail to maintain an effective system of internal controls in the future, we may be unable to accurately report our financial results or prevent fraud and investor confidence and the market price of our stock may be adversely impacted.

Risks Relating to Regulation of Our Business and to Our Structure

    If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment in the advertising industry, we could be subject to severe penalties.

    Substantially all of our operations are or will be conducted through our indirectly wholly-owned operating subsidiaries in China, which we collectively refer to as our PRC operating subsidiaries, and through our contractual arrangements with our consolidated affiliated entities in China. PRC regulations require any foreign entities that invest directly in the advertising services industry to have at least two years of direct operations in the advertising industry outside of China. Since December 10, 2005, foreign investors have been allowed to own directly 100% of PRC companies operating an advertising business if the foreign entity has at least three years of direct operations in the advertising business outside of China or less than 100% if the foreign investor has at least two years of direct operations in the advertising industry outside of China. We do not currently directly operate an advertising business outside of China and cannot qualify under PRC regulations any earlier than two or three years after we commence any such operations outside of China or until we acquire a company that has directly operated an advertising business outside of China for the required period of time. Accordingly, our PRC operating subsidiaries which are directly owned by non-PRC subsidiaries of ours, which we collectively refer to as wholly-foreign owned, or WFOE, operating subsidiaries, are currently ineligible to apply for the required licenses for providing advertising services in China. Our non-PRC subsidiaries are ineligible to apply for such required licenses too. As such, our advertising businesses are currently primarily provided through contractual arrangements between our WFOE operating subsidiaries and our consolidated affiliated entities in China, which we collectively refer to as our PRC operating affiliates. These PRC operating affiliates include V-Media, Dalian Vastitude &Modern Transit Media Co., Ltd, Dalian Vastitude Engineering&Design Co., Ltd, Dalian Vastitude Network Technology Co., Ltd, Shenyang Vastitude Media Co., Ltd, Tianjin Vastitude AD Media Co., Ltd. The PRC restriction on foreign investment in advertising industry, however, does not apply to wholly foreign owned subsidiaries established in China, or WFOEs, and WFOEs may establish PRC subsidiaries to operate advertising business directly in China. Accordingly, a portion of the operations of our commercial location network are conducted by our indirect PRC subsidiaries owned by our WFOE operating subsidiaries. Accordingly, our advertising services are currently conducted by (i) our indirect PRC operating subsidiaries and (ii) our PRC operating affiliates. Our PRC operating affiliates, which we control through contractual relationships are owned by either (i) one or more PRC citizens designated by us, (ii) one or more PRC entities owned by our subsidiaries or by our designated appointees or (iii) a combination of PRC citizens and PRC entities owned by our subsidiaries designated by us or our designated appointees. Our PRC operating affiliates, certain of their respective subsidiaries and certain of our indirect PRC operating subsidiaries hold the requisite licenses to provide advertising services in China. Our PRC operating affiliates and their respective subsidiaries directly operate our advertising network. While our indirect PRC operating subsidiaries are eligible for the required licenses for providing advertising services in China and some of our indirect PRC operating subsidiaries have obtained such licences, we have been using and are expected to continue to use PRC operating affiliates and their subsidiaries to operate a significant portion of our advertising business for the foreseeable future. We have entered into contractual arrangements with PRC operating affiliates and their respective subsidiaries, pursuant to which we, through our PRC operating subsidiaries or non-PRC subsidiaries, provide technical support and consulting services to our PRC operating affiliates and their subsidiaries. In addition, we have entered into agreements with our PRC operating affiliates and each of their shareholders which provide us with the substantial ability to control these affiliates and their existing and future subsidiaries.

    If we, our existing or future PRC operating subsidiaries and affiliates are found to be in violation of any existing or future PRC laws or regulations or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, including the State Administration for Industry and Commerce, or SAIC, which regulates advertising companies, would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of our PRC subsidiaries and affiliates;

•	discontinuing or restricting our PRC subsidiaries’ and affiliates’ operations;
•	imposing conditions or requirements with which we or our PRC subsidiaries and affiliates may not be able to comply;

•	requiring us or our PRC subsidiaries and affiliates to restructure the relevant ownership structure or operations; or

•	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

    The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business.

    We rely on contractual arrangements with V-Media  and its subsidiaries and shareholders for a substantial portion of our China operations, which may not be as effective in providing operational control as direct ownership.

    We rely on contractual arrangements with V-Media  and its subsidiaries and shareholders to operate our advertising business. For a description of these contractual arrangements, see “Corporate Structure” and “Related Party Transactions”. These contractual arrangements may not be as effective in providing us with control over V-Media as direct ownership. If we had direct ownership of V-Media, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of V-Media which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, as a legal matter, if V-Media or any of its subsidiaries and shareholders fails to perform its or his respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you to be effective. For example, if Mr. Guojun Wang were to refuse to transfer his equity interest in V-Media to us or our designee when we exercise the purchase option pursuant to these contractual arrangements, or if Mr. Guojun Wang were otherwise to act in bad faith toward us, then we may have to take legal action to compel him to fulfill his contractual obligations.

    Many of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.

Contractual arrangements we have entered into among our subsidiaries and affiliated entities may be subject to scrutiny by the PRC tax authorities and a finding that we owe additional taxes or are ineligible for our tax exemption, or both, could substantially increase our taxes owed, and reduce our net income and the value of your investment.

    Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions we have entered into among our subsidiaries and affiliated entities are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow our tax savings, adjust the profits and losses of our respective PRC entities and assess late payment interest and penalties.

    As a result of this risk, you should evaluate our results of operations and financial condition without regard to these tax savings.

    Our business operations may be affected by legislative or regulatory changes.

    Changes in laws and regulations or the enactment of new laws and regulations governing placement or content of out-of-home advertising, our business licenses or otherwise affecting our business in China may materially and adversely affect our business prospects and results of operations.

    Substantially all of our assets are located in China and substantially all of our revenues are derived from our operations in China. Accordingly, our business, financial condition, results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in China.

    The PRC’s economic, political and social conditions, as well as governmental policies, could affect the financial markets in China and our liquidity and access to capital and our ability to operate our business.

    The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth over the past, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, under current PRC regulations, since December 10, 2005, foreign entities have been allowed to directly own 100% of a PRC advertising business if the foreign entity has at least three years of direct operations of an advertising business outside of China, or to directly own less than 100% of a PRC advertising business if the foreign entity has at least two years of direct operations of an advertising business outside of China. This may encourage foreign advertising companies with more experience, greater technological know-how and more extensive financial resources than we have to compete against us and limit the potential for our growth. Moreover, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

    The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency- denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Since late 2003, the PRC government implemented a number of measures, such as raising bank reserves against deposit rates to place additional limitations on the ability of commercial banks to make loans and raise interest rates, in order to slow down specific segments of China’s economy which it believed to be overheating. These actions, as well as future actions and policies of the PRC government, could materially affect our liquidity and access to capital and our ability to operate our business.

    The PRC legal system embodies uncertainties which could limit the legal protections available to you and us.

    The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 26 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Our PRC operating subsidiary, Dalian Guo-Heng, is a wholly foreign-owned enterprise which is an enterprise incorporated in China and wholly-owned by foreign investors. Dalian Guo-Heng is subject to laws and regulations applicable to foreign investment in China in general and laws and regulations applicable to wholly foreign-owned enterprises in particular. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. For example, these uncertainties may impede our ability to enforce the contracts we have entered into with V-Media and its subsidiaries. In addition, such uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the advertising industry, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with V-Media and its subsidiaries, and other foreign investors, including you.

    Recent regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activity, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

    The PRC National Development and Reform Commission, or NDRC, and SAFE recently promulgated regulations that require PRC residents and PRC corporate entities to register with and obtain approvals from relevant PRC government authorities in connection with their direct or indirect offshore investment activities. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

    Under the SAFE regulations, PRC residents who make, or have previously made, direct or indirect investments in offshore companies will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to file with the local branch of SAFE, with respect to that offshore company, any material change involving capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger, division, long term equity or debt investment or creation of any security interest over the assets located in China. If any PRC shareholder fails to make the required SAFE registration, the PRC subsidiaries of that offshore parent company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation, to their offshore parent company, and the offshore parent company may also be prohibited from injecting additional capital into their PRC subsidiaries. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

    We cannot assure you that all of our shareholders who are PRC residents will comply with our request to make or obtain any registrations or approvals required under these regulations or other related legislation. Furthermore, as the regulations are relatively new, the PRC government has yet to publish implementing rules, and much uncertainty remains concerning the reconciliation of the new regulations with other approval requirements. It is unclear how these regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. The failure or inability of our PRC resident shareholders to comply with these regulations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our ability to inject additional capital into our PRC subsidiaries and the ability of our PRC subsidiaries to make distributions or pay dividends, or materially and adversely affect our ownership structure. If any of the foregoing events occur, our acquisition strategy and business operations and our ability to distribute profits to you could be materially and adversely affected.

    The PRC tax authorities may require us to pay additional taxes in connection with our acquisitions of offshore entities that conducted their PRC operations through their affiliates in China.

    Our operations and transactions are subject to review by the PRC tax authorities pursuant to relevant PRC laws and regulations. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, in the case of some of our acquisitions of offshore entities that conducted their PRC operations through their affiliates in China, we cannot assure you that the PRC tax authorities will not require us to pay additional taxes in relation to such acquisitions. In the event that the sellers failed to pay any taxes required under PRC law in connection with these transactions, the PRC tax authorities might require us to pay the tax, together with late-payment interest and penalties.

    If any of our PRC affiliates becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy those assets, which could reduce the size of our advertising network and materially and adversely affect our business, ability to generate revenue and the market price of our stock.

    To comply with PRC laws and regulations relating to foreign ownership restrictions in the advertising business, we currently conduct our operations in China through contractual arrangements with V-Media, its shareholders and subsidiaries. As part of these arrangements, V-Media and its subsidiaries hold certain of the assets that are important to the operation of our business. If any of these entities goes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of  V-Media and its subsidiaries undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, our ability to generate revenue and the market price of our stock.

    Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

    Substantially all of our revenues and operating expenses are denominated in Renminbi. The Renminbi is currently convertible under the “current account”, which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account”, which includes foreign direct investment and loans. Currently, Dalian Guo-Heng may purchase foreign exchange for settlement of “current account transactions”, including payment of dividends to us, without the approval of the State Administration of Foreign Exchange. However, we cannot assure you that the relevant PRC governmental authorities will not limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenues will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in Renminbi to fund our business activities outside China, if any, or expenditures denominated in foreign currencies. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, the State Administration of Foreign Exchange and other relevant PRC governmental authorities. This could affect Dalian Guo-Heng’s ability to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

    Fluctuations in exchange rates could result in foreign currency exchange losses.

    Because our earnings and cash and cash equivalent assets are denominated in Renminbi and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in exchange rates between U.S. dollars and Renminbi will affect the relative purchasing power of these proceeds and our balance sheet and earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Since July 2005 the Renminbi is no longer pegged solely to the U.S. dollar. Instead, it is reported to be pegged against a basket of currencies, determined by the People’s Bank of China, against which it can rise or fall by as much as 0.3% each day. This change in policy has resulted in the gradual increase in the value of the Renminbi against the U.S. dollar over time. As of March 31, 2009, the Renminbi had appreciated approximately 17.4% against the U.S. dollar since July 21, 2005. On March 31, 2008, the Renminbi was valued against the U.S. dollar at approximately RMB6.8240 to the U.S. dollar. The Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the long term, depending on the fluctuation of the basket of currencies against which it is currently valued or it may be permitted to enter into a full float, which may also result in a significant appreciation or depreciation of the Renminbi against the U.S. dollar. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue in the future which will be exchanged into U.S. dollars and earnings from and the value of any U.S. dollar-denominated investments we make in the future.

    Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. We do not intend to enter into any hedging transactions. Even if we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Executive Compensation

    Information regarding the compensation paid to the executive officers and directors of the Company during the past two fiscal years is set forth in Part III, Item 11 of the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on September 14, 2009.   None of the individuals who served as officers of the Company during the past two fiscal years will remain an officer or director of the Company after the merger.

    The following table sets forth all compensation paid or accrued by V-Media to the individuals who will become the officers and directors of Golden Key International, Inc. for services rendered during the preceding two fiscal years. The compensation comprises base salary and bonus.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Gujun Wang	2009	43,904	4,390	-	-	48,294
Chief Executive Officer and	2008	43,180	4,318	-	-	47,498
Chairman of the Board

Ming Ma	2009	43,904	4,390	-	-	48,294
President and Director	2008	43,180	4,318	-	-	47,498

Hongwen Liu	2009	29,269	-	-	-	29,269
Chief Financial Officer	2008	28,787	-	-	-	28,787

Wei Wong	2009	43,904	4,390	-	-	48,294
Chief Operation Officer	2008	-	-	-	-	-

Feng Wan	2009	17,562	3,512	-	-	21,074
Chief Technology Officer	2008	17,272	3,454	-	-	20,726

(1) The Company pays salaries in RMB to all executive officers and directors of the board every month. The RMB amount is translated into USD when the Company files SEC documents. The exchange rates used were the average rates of 2009 and 2008. They were 6.83 and 6.95, respectively.

(2) The Company pays bonus in cash to every executive officer each year which equals to 10% of their base salary except that Mr. Hongwen Liu does not have annual bonus and that Mr. Feng Wan's bonus equals to 20% of this base salary.

Employment Agreements

V-Media has entered into an employment agreement with each of its executive employees.  Each agreement has a term of three years.  Except for the salary and bonus, the terms of the agreements are substantially identical, and reflect employment standards common in China as a result of law or custom.  Mr. Guojun Wang, as Chairman and CEO of the Company, has an annual salary of RMB 300,000, less all applicable taxes and other appropriate deductions. Mr. Guojun Wang is entitled to an annual bonus in an amount of 10% of his annual salary, which shall be approved by the Company’s board of directors based on the operation results of the Company.

Related Party Transactions

Agreements Among Us, Dalian Guo-Heng, V-Media and Its Subsidiaries

We have entered into a series of contractual arrangements with V-Media and its subsidiaries, including contracts relating to the provision of services and certain shareholder rights and corporate governance matters.

The following is a summary of the material provisions of these agreements. For more complete information you should read these agreements in their entirety which are attached to this Form 8-K as exhibits.

       Transfer of Ownership When Permitted by Law

Pursuant to the call option agreement by and among  Dalian Guo-Heng, V-Media, V-Media’s shareholders and subsidiaries dated as of November 6, 2009, each of V-Media, V-Media’s shareholders has granted Dalian Guo-Heng or its designee an exclusive option to purchase all or part of their equity interests in V-Media and its subsidiaries, or all or part of the assets of V-Media, in each case, at any time determined by Dalian Guo-Heng and to the extent permitted by PRC law.

        Voting Arrangement

Pursuant to the voting rights proxy agreement by and among Dalian Guo-Heng, V-Media, V-Media’s shareholders and subsidiaries dated as of November 6, 2009, the shareholders of V-Media and its subsidiaries have granted the personnel designated by Dalian Guo-Heng the right to appoint directors and senior management of V-Media and its subsidiaries and to exercise all of their other voting rights as shareholders of V-Media and its subsidiaries, as the case may be, as provided under the articles of association of each such entity. Under the voting rights proxy agreement, there are no restrictions on the number, to the extent allowed under the respective articles of association of V-Media and its subsidiaries, or identity of those persons we can appoint as directors and officers.

        Equity Pledge Agreement

Pursuant to the equity pledge agreement by and among Dalian Guo-Heng, V-Media, V-Media’s shareholders and subsidiaries, dated as of November 6, 2009, each of shareholders has pledged his or its equity interest in V-Media and its subsidiaries, as the case may be, to Dalian Guo-Heng to secure their obligations under the relevant contractual control agreements to which each is a party, including but not limited to, the obligations of  V-Media and its subsidiaries under the exclusive services agreement, call option agreement and voting rights proxy agreement entered into with Dalian Guo-Heng. Under this equity pledge agreement, shareholders have agreed not to transfer, assign, pledge or otherwise dispose of their interest in V-Media or its subsidiaries, as the case may be, without the prior written consent of Dalian Guo-Heng.

        Exclusive Services Agreement

Pursuant to the exclusive services agreement by and among Dalian Guo-Heng, V-Media, and its subsidiaries, dated November 6, 2009, V-Media and its subsidiaries irrevocably entrust to Guo-Heng the right of management and operation of V-Media and its subsidiaries and the responsibilities and authorities of their shareholders and directors of -Media and V-Media Subsidiaries. The service fee to be paid by V-Media and its subsidiaries shall equal to 100% of their residual return which can be waived by Guo-Heng from time to time in its sole discretion

Description of Securities

The Board of Directors of the Company is authorized to issue:

➢	80,000,000 shares of Common Stock, $.0001 par value per share, of which 10,862,067 shares were outstanding before the Merger;
➢	10,000,000 shares of Series A Convertible Preferred Stock.

Common Stock.  The Company's Certificate of Incorporation authorizes the issuance of 80,000,000 shares of common stock, 0.0001 par value per share. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. Delaware law does not have any anti-takeover provision that would delay or prevent a change in control.

    Preferred Stock.  The Board of Directors of the Company is authorized to designate the preferred stock in classes, and to determine the rights, privileges and limitations of the shares in each class.

    The Series A Preferred Stockholders of the Company are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the stockholders.  There is no cumulative voting in the election of directors.  The one million shares of Series A Preferred Stock shall have an aggregate voting power of 40% of the combined voting power of the entire Company’s shares, Common Stock and Preferred Stock as long as the Company is in existence.  Holders of Series A Preferred Stock are not entitled to receive such dividends as may be declared from time to time by the Board of Directors with respect to the Common Stock.  In the event of liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock shall be entitled to share ratably, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock and any other series of Series A Preferred Stock ranking junior to the Series A Preferred Stock, in all assets remaining after payment of liabilities. The holders of Preferred A Stock have no pre-emptive or conversion rights and are not subject to further calls or assessments.

Market Price and Dividends on Common Equity and Other Shareholder Matters

    Information regarding the market price of the Company’s common equity, payment of dividends, and other shareholder matters is set forth in is set forth in Part II, Item 5 of  the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on September 14, 2009.

Legal Proceedings

    From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  We are currently not a party to any legal proceeding and are not aware of any legal claims that we believe will have a material adverse affect on our business, financial condition or operating results.

Indemnification of Directors and Officers

    The Articles and By-Laws of the Company have no specific provisions to allow for the indemnification of the officer and director in regard to his carrying out the duties of his offices. Indemnification of directors and officers is as provided by the General Corporate Law of the State of Delaware. In the event that a claim for indemnification against such liabilities is asserted by our director, officer, or other controlling person in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Item 2.01     Completion of Acquisition of Assets

    The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 3.02       Unregistered Sale of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 3.03        Material Modification to Rights of Security holders

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 4.01      Changes in Registrant’s Certifying Accountant

On December 8, 2009, the Company changed its principal independent accountants. On such date, Chang G. Park, CPA was dismissed from serving as the Company’s principal independent accountants and the Company retained Bagell, Josephs, Levine & Company, LLC as its principal independent accountants. The decision to change accountants was approved by the Company’s Board of Directors on December 8, 2009.

The dismissal of Chang G. Park, CPA

Chang G. Park, CPA was the independent registered public accounting firm for the Company from December 7, 2006 to December 8, 2009. None of Chang G. Park, CPA’s reports on the Company’s financial statements, including the Company’s two most recent fiscal years ending May 31, 2009 and May 31, 2008 through the dismissal date of December 8, 2009 (a) contained an adverse opinion or disclaimer of opinion, (b) was modified as to uncertainty other than mentioned below, audit scope, or accounting principles, or (c) contained any disagreements on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Chang G. Park, CPA, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. None of the reportable events set forth in Item 304(a)(1)(ii) of Regulation S-K occurred during the period in which Chang G. Park, CPA served as the Company’s principal independent accountants.

In accordance with Item 304(a)(3), the Company has provided Chang G. Park, CPA with a copy of this disclosure and has requested that Chang G. Park, CPA furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. A copy of the letter from Chang G. Park, CPA addressed to the Securities and Exchange Commission dated December 9, 2009 is filed as Exhibit 16.1 to this 8-K Report.

The Engagement of Bagell, Josephs, Levine & Company, LLC

Prior to December 8, 2009, the date that Bagell, Josephs, Levine & Company, LLC was retained as the principal independent accountants of the Company:

 (1)     The Company did not consult Bagell, Josephs, Levine & Company, LLC  regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Company’s financial statements;

(2)     Neither a written report nor oral advice was provided to the Company by  Bagell, Josephs, Levine & Company, LLC that they concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; and

(3)     The Company did not consult Bagell, Josephs, Levine & Company, LLC regarding any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or any of the reportable events set forth in Item 304(a)(1)(iv) of Regulation S-K.

Item 5.01       Changes in Control of Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 5.06        Change in Shell Company Status

As a result of the consummation of the Merger described in Item 1.01 of this Current Report on Form 8-K, we believe that we are no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01     Financial Statements and Exhibits

Financial Statements

Exhibits

Exhibit No.	Description
3.1	Articles of Incorporation as filed with the Secretary of State of Delaware. Incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form SB2 filed on April 11, 2007.

3.2	Bylaws. Incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form SB2 filed on April 11, 2007.

10.1	Agreement and Plan of Merger dated December 8, 2009 among the Company and the shareholders of Fortune-Rich. *

10.2	Designation Certificate of Series A Preferred Stock. *

10.3	Exclusive Service Agreement dated November 6, 2009 among Dalian Guo-Heng, V-Media and its subsidiaries. *

10.4	Call Option Agreement dated November 6, 2009 among Dalian Guo-Heng, V-Media, V-Media’s shareholders and subsidiaries. *

10.5	Shareholders’ voting Rights Proxy Agreement dated November 6, 2009 among Dalian Guo-Heng, V-Media and V-Media’s shareholders. *

10.6	Equity Pledge Agreement dated November 6, 2009 among Dalian Guo-Heng, V-Media, V-Media’s shareholders and subsidiaries. *

10.7	Form of Employment Agreement. *

10.13	Stock Purchase Agreement dated December 8, 2009, by and between the Company and the shareholders listed therein. *

16.1         Letter, dated December 9, 2009, from Chang G. Park, CPA to the Securities and Exchange Commission. *

* Filed herewith.

** To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2009

Golden Key International, Inc.

By:	/s/ Guojun Wang
Name: Guojun Wang Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation as filed with the Secretary of State of Delaware. Incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form SB2 filed on April 11, 2007.

3.2	Bylaws. Incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form SB2 filed on April 11, 2007.

10.1	Agreement and Plan of Merger dated December 8, 2009 among the Company and the shareholders of Fortune-Rich. *

10.2	Designation Certificate of Series A Preferred Stock. *

10.3	Exclusive Service Agreement dated November 6, 2009 among Dalian Guo-Heng, V-Media and its subsidiaries. *

10.4	Call Option Agreement dated November 6, 2009 among Dalian Guo-Heng, V-Media, V-Media’s shareholders and subsidiaries. *

10.5	Shareholders’ voting Rights Proxy Agreement dated November 6, 2009 among Dalian Guo-Heng, V-Media and V-Media’s shareholders. *

10.6	Equity Pledge Agreement dated November 6, 2009 among Dalian Guo-Heng, V-Media, V-Media’s shareholders and subsidiaries. *

10.7	Form of Employment Agreement. *

10.13	Stock Purchase Agreement dated December 8, 2009, by and between the Company and the shareholders listed therein. *

16.1         Letter, dated December 9, 2009, from Chang G. Park, CPA to the Securities and Exchange Commission. *

* Filed herewith.

** To be filed by amendment.

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2009 AND 2008

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD.
CONSOLIDATED BALANCE SHEETS

	As of
	Septermber 30,	June 30,
	2009	2009
	(Unaudited)
ASSETS

Current assets
Cash & cash equivalents	$134,974	$147,366
Restricted cash	65,921	-
Accounts receivable, net of allowance for bad debt of
$62,223 and $62,183, respectively	4,318,817	3,026,031
Advance to suppliers	1,406,009	1,732,640
Other assets	88,917	55,958
Total current assets	6,014,638	4,961,995

Property, plant and equipment, net	9,559,001	7,847,350

Other assets
Security deposits	656,824	672,145
Intangible asset, net	30,899	33,843
Deferred charges	1,205,183	1,237,465
Total other assets	1,892,906	1,943,453

Total Assets	$17,466,545	$14,752,798

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short term loans	$3,193,517	$2,898,682
Bank acceptance notes payable	219,737	-
Long term loan-current	585,966	585,592
Accounts payable	1,288,228	825,325
Deferred revenues	3,620,745	3,265,245
Taxes payable	1,123,869	819,150
Accrued expenses and other payables	110,284	73,497
Due to shareholders	513,910	468,824
Total current liabilities	10,656,256	8,936,315

Long term loans	1,171,933	1,171,185

Total Liabilities	11,828,189	10,107,500

Shareholders' equity
Common stock, $0.01 Par value; 50,000,000 shares authorized;
50,000,000 shares issued and outstanding at
Septermber 30, 2009 and June 30, 2009	500,000	500,000
Subscription receivable	(500,000)	(500,000)
Additional paid-in-capital	2,623,926	2,623,926
Accumulated other comprehensive income	36,462	33,115
Retained earnings	2,544,415	1,636,850
Total shareholders' equity	5,204,803	4,293,891
Noncontrolling interest	433,553	351,407
Total shareholders' equity	5,638,356	4,645,298

Total Liabilities and Shareholders' Equity	$17,466,545	$14,752,798

The accompany notes are an integral part of these consolidated financial statements

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD.
CONSOLIDATED STATMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

	For the three months ended September 30,
	2009	2008

Revenues	$3,167,334	$2,104,588

Cost of revenue	(1,192,967)	(863,524)

Gross profit	1,974,367	1,241,064

Selling, general and administrative expenses	(581,270)	(340,991)

Income from operations	1,393,097	900,073

Non-operating income (expenses):
Interest income	7,778	281
Interest expense	(69,359)	(65,236)
Other expenses	(12,274)	(2,112)

Total non-operating income (expenses)	(73,855)	(67,067)

Income before income taxes	1,319,242	833,006

Provision for income taxes	329,810	8,614

Net income	989,432	824,392
Less: net income (loss) attribute to the noncontrolling interest	81,867	5,984

Net income attributable to HongKong Fortune-Rich Investment Co., Ltd.	907,565	818,408

Other comprehensive income
Foreign currency translation gain	3,347	2,152

Comprehensive income	$910,912	$820,560

Basic and diluted earnings per share	0.02	0.02

Weighted average number of shares	50,000,000	50,000,000

The accompany notes are an integral part of these consolidated financial statements

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER' EQUITY
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

	Common Stock
	Par value $0.01
	Shares	Amount	Subscription Receivable	Additional paid-in capital	Accumulated Other comprehensive income	Retained earnings (Accumulated Deficits)	Noncontrolling Interest	Total

Balance at June 30, 2008	50,000,000	$500,000	$(500,000)	$1,748,408	$25,672	$(1,193,374)	$296,940	$877,646

Capital contributions				875,518				875,518
Net income for the year						818,408	5,984	824,392
Foreign currency translation gain					2,152		78	2,230

Balance at September 30, 2008	50,000,100	500,000	(500,000)	2,623,926	27,824	(374,966)	303,002	2,579,786

Balance at June 30, 2009	50,000,000	500,000	(500,000)	2,623,926	33,115	1,636,850	351,407	4,645,298

Capital contributions
Net income for the year						907,565	81,867	989,432
Foreign currency translation gain					3,347		279	3,626

Balance at September 30, 2009	50,000,000	$500,000	$(500,000)	$2,623,926	$36,462	$2,544,415	$433,553	$5,638,356

The accompany notes are an integral part of these consolidated financial statements

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)
	For the three months ended September 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to HongKong Fortune-Rich Investment Co., Ltd.	$907,565	$818,408
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	149,381	141,125
Minority interest	81,867	5,984
Changes in operating assets and liabilities
Accounts receivable	(1,289,994)	(1,035,206)
Restricted cash	(65,877)	65,810
Other assets	(32,900)	(95,115)
Security deposit	15,740	(131,623)
Advance to suppliers	327,519	(465,169)
Deferred assets	33,050	33,017
Accounts payable	462,068	(438,742)
Advances from customers	353,179	380,380
Taxes payable	303,994	14,943
Accrued expenses and other payables	36,715	(2,632)

Net cash provided by (used in) operating activities	1,282,307	(708,820)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant & equipment	(1,851,921)	(340,883)

Net cash used in investing activities	(1,851,921)	(340,883)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions	-	875,518
Net proceeds from short-term bank loans	292,788	438,742
Net Proceeds from bank acceptance notes payable	219,591	-
Repayments of bank acceptance notes payable	-	(219,371)
Net proceeds from shareholder loan	44,757	-
Repayments of shareholder loan	-	(18,369)

Net cash provided by financing activities	557,136	1,076,520

EFFECT OF EXCHANGE RATE CHANGE ON
CASH & CASH EQUIVALENTS	86	1,687

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(12,392)	28,504

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	147,366	142,665

CASH & CASH EQUIVALENTS, END OF PERIOD	$134,974	$171,169

SUPPLEMENTAL CASH FLOW DISCLOSURE
Income taxes paid	$73,607	$-
Interest paid	$66,815	$41,003

The accompany notes are an integral part of these consolidated financial statements

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION

HongKong Fortune-Rich Investment Co., Ltd. (the “Company” or “Fortune-Rich”) is a Hong Kong corporation established in September 2009 with registered capital of $500,000.

Fortune-Rich is a holding company whose only asset, held through a subsidiary, is 100% of the registered capital of Dalian Guo-Heng Management & Consultation Co., Ltd. (“Dalian Guo-Heng”), a limited liability holding company organized under the laws of the People’s Republic of China. The Company does not conduct any substantive operations of its own, but conducts its primary business operations through Dalian Guo-Heng’s variable interest entity (“VIE”), Dalian Vastitude Media Group Co., Ltd.  (“V-Meida Group”) and V-Media Group’s subsidiaries.  V-Media Group was incorporated under the laws of the PRC in September 2000.

The Company, through Dalian Guo-Heng, has entered into certain exclusive agreements with V-Meida Group, which obligate the Company to absorb a majority of the risk of loss from V-Media’s activities and entitle it to receive a majority of its residual returns. In addition, V-Media Group 's shareholders have pledged their equity interest in V-Media Group to Dalian Guo-Heng, irrevocably granted Dalian Guo-Heng an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in V-Media Group and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Dalian Guo-Heng. Through these contractual arrangements, the Company and Dalian Guo-Heng hold all the variable interests of V-Media Group, and the Company and Dalian Guo-Heng have been determined to be the most closely associated with V-Media Group. Therefore, the Company is the primary beneficiary of V-Media Group.

Based on these contractual arrangements, the Company believes that V-Media Group should be considered as a VIE  under ASC 810, "Consolidation of Variable Interest Entities, an Interpretation of ARB No.51", because the equity investors in V-Media Group do not have the characteristics of a controlling financial interest and the Company through Dalian Guo-heng is the primary beneficiary of V-Media Group. Accordingly, the Company believes that V-Media Group should be consolidated under ASC 810.

The financial statements present the operations of V-Media Group as if the aforementioned exclusive agreements between Dalian Guo-Heng and V-Media Group had become effective as of the beginning of the first period presented.

The Company, along with its subsidiary and VIEs, is engaging in the sales, construction and operations of outdoor advertising displays in the Northeast part of China. The Company’s revenues are derived primarily from the sale of advertising on outdoor advertising displays owned and operated by the Company.

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Principles of Consolidation

The consolidated financial statements include the financial statements of Fortune-Rich and its wholly-owned subsidiary Dalian Guo-Heng, as well as Dalian Guo-Heng’s variable interest entity, V-Media Group. All significant inter-company balances and transactions are eliminated in consolidation.

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flow, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivables

Accounts receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible amounts, as needed.

The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debt percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be classified as a change in estimate. There were allowances of $62,223 and $62,183 for uncollectible amounts for the periods ended September 30, 2009 and June 30, 2008, respectively.

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property, Equipment and Construction in Progress

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to earnings as incurred while additions, renewals and betterments are capitalized. When the asset property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property, plant and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

	Estimated Useful Life	Residual value
Advertising equipment	4 - 15 years	5%
Automobile	7 years	5%
Computer, office equipment and furniture	5 years	5%
Boat	7 years	5%

Construction in progress represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

Intangible asset

Intangible assets are accounted for in accordance with the provisions of ASC 350, “Goodwill and Other Intangible Assets”. Under ASC 350, intangible asset included in the carrying value of investments accounted for using the equity method of accounting, and certain other intangible assets deemed to have indefinite useful lives are not amortized. Indefinite-lived intangible assets are assessed for impairment at least annually based on comparisons of their respective fair values to their carrying values.

Impairment of long-lived assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the assets.   If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. No impairment loss is recorded for the years ended June 30, 2009 and 2008.

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

The Company’s revenue recognition policies are in compliance with the provision of ASC 605 ”Revenue Recognition”. The Company recognizes revenues when the advertisements are posted over the contractual term based on the schedules agreed with the customer and collections are reasonably assured. Payments received in advance of services provided are recorded as deferred revenue.

Cost of revenues

Cost of advertising services consists primarily of media costs payable under exclusive advertising agreements, depreciation of advertising equipment, business taxes and surcharges and other direct operating costs. Media costs are expensed as incurred.

Selling, General and administrative Costs

Selling, general and administrative costs consist primarily of salaries and commissions for sales representatives, salaries for administrative staffs, rent expenses, office supply’s depreciation expense and employee benefits for administrative staffs.

Foreign currency translation

The Company uses the United States dollar (“US Dollars”) for financial reporting purposes. The Company, Dalian Guo-Heng and Dalian Vastitute Group maintain their books and records in their functional currency Renminbi (“RMB”), being the primary currency of the economic environment in which their operations are conducted.

For financial reporting purposes, RMB has been translated into United States dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income". Gains and losses resulting from foreign currency translations are included in accumulated other comprehensive income.  There is no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company utilizes ASC 740, “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, whenever necessary, against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, advances to suppliers, other receivables, accounts payable, accrued expenses, taxes payable, notes payable and other loans payable. Management has estimated that the carrying amounts approximate their fair value due to the short-term nature.

Earnings per Share

The Company computes earnings per share (“EPS’) in accordance with ASC 260, “Earnings per share.” ASC 260 requires companies with complex capital structures to present basic and diluted EPS.  Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period.  Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later.  Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows,” cash flows from the Company's operations is calculated based upon the local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Asset Retirement Obligations

ASC 410, “Accounting for Asset Retirement Obligations” requires companies to record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. The liability is required to be capitalized as part of the related long-lived asset’s carrying amount. Over time, accretion of the liability should be recognized as an operating expense and the capitalized cost should be depreciated over the expected useful life of the related asset. The Company’s asset retirement obligations relate primarily to the dismantlement, removal, site reclamation and similar activities of its properties. The Company has no retirement obligations accrued on book because the disposed properties will be used to offset the expense incurred during these activities.

New Accounting Pronouncements

In June 2009, the FASB issued ASC 105, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162. The FASB Accounting Standards Codification TM (“Codification”) will become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of ASC 105, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Adoption of ASC 105 is not expected to have a material impact on the Company’s results of operations or financial position.

In June 2009, the FASB issued ASC 810, Amendments to FASB Interpretation No. 46(R), which improves financial reporting by enterprises involved with variable interest entities. ASC 810 addresses (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities , as a result of the elimination of the qualifying special-purpose entity concept in SFAS 166 and (2) concerns about the application of certain key provisions of FIN 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. ASC 810 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within the first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Adoption of ASC 810 is not expected to have a material impact on the Company’s results of operations or financial position.

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In May 2009, FASB issued FAS No. 165, "Subsequent Events," which was subsequently codified within ASC 855, “Subsequent Events”. The standard establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. An entity should apply the requirements of ASC 855 to interim or annual financial periods ending after June 15, 2009. Adoption of this standard does not have a material impact on the Company’s results of operations or financial position.

NOTE 3 - CONCENTRATION AND RISKS

(a) Major suppliers

A summary of the major suppliers who provided 10% or more of the Group’s combined purchase is as follows:

	For the three months ended September 30,
	2009	2008
Major Suppliers
Supplier A	$575,466	$499,422
Supplier B	664,682	99,151
Other suppliers	234,368	289,847
Total Purchase	$1,474,516	$888,421

 (b) Credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company places its cash, cash equivalents with financial institutions that management believes are of high-credit ratings and quality.

The Company primarily collects revenues for advertising services up front and has not experienced significant losses from uncollectible accounts. The Company will continue to evaluate its collection experience and will provide for an allowance for doubtful accounts as appropriate.

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

NOTE 3 - CONCENTRATION AND RISKS (Continued)

(c) Foreign currency risk

A majority of the Company’s sales and expenses transactions and a significant portion of the Company’s assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

NOTE 4 – RESTRICTED CASH

As of September 30, 2009, the Company had restricted cash of $65,921, while at June 30, 2009, the Company did not draw upon any bank acceptance notes. Thus, there was no restricted cash set aside at June 30, 2009. The Company is required by its lenders to maintain with the lending banks a cash balance of 30% to 100% of the outstanding balance of the bank acceptance notes payable it draws as restricted cash. (See Note 10).

NOTE 5- ACCOUNTS RECEIVABLE

Accounts receivables consist of trade receivables resulting from advertisement services during the normal course of business. Account receivables as of September 30, 2009 and June 30, 2009 amounted to $4,318,817 and $ 3,026,031, net of bad debt allowance, respectively.

NOTE 6- ADVANCE TO SUPPLIERS

The Company periodically makes advances to certain vendors for purchases of advertising materials and equipments and records those advances as advance to suppliers. Advances to suppliers as of September 30, 2009 and June 30, 2009 amounted to $1,406,009 and $1,732,640, respectively.

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

NOTE 7-PROPERTY AND EQUIPMENT, NET

	As of
	30-Sep 2009	June 30, 2009
Advertising Equipments	$10,425,158	$8,175,318
Office equipment and furniture	242,355	230,897
Automobiles	593,569	314,796
Boats	312,125	312,125
Subtotal	11,573,207	9,033,136
Less: Accumulated Depreciation	(3,285,998)	(3,137,478)

Construction in Progress	1,271,792	1,951,692

Total	$9,559,001	$7,847,350

Depreciation expense for the three months period ended September 30, 2009 and 2008 was $146,418, and $140,759, respectively.

NOTE 8 - INTANGIBLE ASSETS

Intangible asset consists of computer software program acquired. The Company has the right to use the software for four years and amortizes the assets on a straight line basis over four years. Amortization expense was $2,963 and $366 for the three months period ended September 30, 2009 and 2008, respectively.

NOTE 9 - DEFERRED CHARGES

The Company makes advance payments for the right to construct advertising equipments and post advertisements in certain locations based on long-term contracts with local government authorities or other business entities. These payments are recorded as deferred charges and amortized over the terms of the contracts.

NOTE 10- BANK ACCEPTANCE NOTES PAYABLE

As of September 30, 2009, the Company had drawn upon bank acceptance notes in the amount of $ 219,737. The notes are guaranteed to be paid by the banks and usually for a short-term period of three (3) to six (6) months. The Company is required to maintain cash deposits at 30% to 100% of the outstanding balance of the notes payable with the banks, in order to ensure future credit availability.

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

NOTE 11- DEFERRED REVENUES

Deferred revenues represent cash received in advance from customers according to the contracts for the advertising service fees, advertisement production and sponsorship fees. These advances are usually refundable to the customers if the Company is unable to deliver the advertising services. Deferred revenues are recognized as income when services are provided based on the terms of the contracts. Deferred revenues as of September 30, 2009 and June 30, 2009 totaled $3,620,745 and $3,265,245, respectively.

 NOTE 12 - TAXES

1) Corporate Income Tax

Dalian Guo-heng and variable interest entity, V-Media Group are governed by the Income Tax Law of the People’s Republic of China concerning the private-run enterprises, which are currently subject to tax at a statutory rate of 25% on net income reported after appropriated tax adjustments.

Reconciliation of the difference between income tax expense and the amounts computed by applying the PRC statutory rate for the operation of the periods presented:

	For the three months period ended
	September 30, 2009	September 30, 2008
Statutory income tax rate	25%	25%
Change in valuation allowance	-	(24%	)
Effective tax rate	25%	1%

2) Business Tax

Dalian Guo-heng, Dalian Vastitude Media Group Co., Ltd. and its four subsidiaries are also subject to 5% business tax and related surcharges levied on advertising services in China, which are approximately 3% on our revenues from providing advertising services. Dalian V-Media’s another subsidiary is only subject to 3% business tax.

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

NOTE 12 – TAXES (Continued)

3) Taxes payable at September 30, 2009 and June 30, 2009 consisted of the following:

	As of
	September 30	June 30,
	2009	2009
Business tax payable	$385,074	$337,574
Corporate income tax payable	734,481	478,233
Other	4,314	3,343

Total taxes payable	$1,123,869	$819,150

NOTE 13 - SHORT TERM LOANS

The Short term loans include the following:

	As of
	September 30	June 30,
	2009	2009
a) Loan payable to Harbin bank	$878,950	$878,389

b) Loan payable to Shanghai Pudong Development Bank	878,950	878,388

c) Loan payable to Dalian Bank Xiguang Branch	1,142,634	1,141,905.14

d) Loan payable to Gongshang bank	292,983	-

Total short term loans	$3,193,517	$2,898,682

a) Loan payable to Harbin Bank was one year term from March 28, 2008 to March 27, 2009 at the fixed interest rate of 7.47% per year. The loan has been renewed for another year from April 14, 2009 to April 13, 2010 at the fixed interest rate of 5.31% per year. This loan has been guaranteed by an unrelated company, Union Chuangye Guaranty Company.

b) Loan payable to Shanghai Pudong Development bank was one year term from   November 09, 2007 to November 09, 2008 at the fixed interest rate of 9.48% per year. The loan has been renewed for another year from November 10, 2008 to November 10, 2009 at the fixed interest rate of 7.99% per year. This loan has been guaranteed by the Company’s major shareholders Mr. Guojun Wang and Ms. Ming Ma using their personal properties as collateral.

c) Loan payable to Dalian Bank Xiguang Branch was one year term from January 6, 2009 to January 6, 2010 at the fixed interest rate of 6.90% per year. This loan has been guaranteed by an unrelated company, Dalian Huanbohai Development Credit Guaranty Company.

d) Loan payable to Gongshang Bank  was one year term from July 20, 2009 to July 5, 2010 at the fixed interest rate of 6.93% per year. This loan has been guaranteed by an unrelated company, Dalian Baifute Xianlan Manufacture Company.

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

NOTE 14 - LONG TERM LOANS

The long term loans include the following:

	As of
	September 30	June 30
	2009	2009
a) Loan payable to China Development Bank	$585,966	$585,592

b) Loan payable to Dalian Bank	1,171,933	1,171,185

Total long term loans	$1,757,899	$1,756,777

Less: current portion	(585,966)	(585,592)

Total long term loans noncurrent portion	$1,171,933	$1,171,185

a) Loan payable to China Development Bank was four year term from December 28, 2006 to December 27, 2010 at the fixed interest rate of 7.13% per year. Repayments of equal amount of RMB 2,000,000 (approximately $292,000) are required on January 18, 2008, November 19, 2008, November 19, 2009 and December 27, 2010. This loan has been guaranteed by the majority shareholder, Mr. Guojun Wang, and an unrelated company, Dalian Liuhe Guaranty Company. In the guarant contract, the Company pledged part of its advertising equipments with the value of RMB 12.2 million (approximately $1.78 million) to Dalian Liuhe Guaranty Company.

b) Loan payable to Dalian Bank was three year term from May 31, 2009 to June 25, 2012 at the fixed interest rate of 5.94% per year. Repayment of RMB 2,000,000 (approximately $292,000) is required on June 23, 2010 and repayments of equal amount of RMB 3,000,000 (approximately $439,000) are required on June 23, 2011 and June 25, 2012. This loan has been guaranteed by an unrelated company, Dalian Enterprise Credit Guaranty Company.

Interest expense for the above short-term and long-term loans totaled $69,359 and $65,236 for the three months ended September 30, 2009 and 2008, respectively.

HONGKONG FORTUNE-RICH INVESTMENT CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

NOTE 15 - RELATED PARTY TRANSACTIONS

Amounts due to shareholders are as follows:

	As of
	September	June 30
	2009	2009
Due to shareholders
Ma, Ming	$81,047	$76,009
Modern Trailer Company	321,870	322,076
Wang, Guojun	61,433	41,460
Liu,Hongwen	49,560	29,280
Total Due to shareholders	$513,910	$468,824

All of the above individuals are shareholders of the Company. Modern Trailer Company is the minority shareholder of Dalian Vastitude Modern Transit Media Co., Ltd., which is one of Dalian V-Media’s subsidiaries. The shareholders provide funds for the Company’s operations for advertising material and equipments purchase purpose.

These amounts due are generally unsecured, non-interest bearing and due upon demand.

Note 16 - SHAREHOLDERS’ EQUITY

HongKong Fortune-Rich Investment Co., Ltd. was incorporated under the laws of the Hongkong, with 50,000,000 shares of common stock authorized at par value of US$0.01.

As of September 30, 2009, there were 50,000,000 shares of common stock issued and outstanding.

DALIAN VASTITUDE MEDIA GROUP CO., LTD.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Dalian Vastitude Media Group Co., Ltd.

We have audited the accompanying consolidated balance sheets of Dalian Vastitude Media Group Co., Ltd. as of June 30, 2009 and 2008, and the related consolidated statements of income and other comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2009. Dalian Vastitude Media Group Co., Ltd.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dalian Vastitude Media Group Co., Ltd. as of June 30, 2009 and 2008 and the results of its operations, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Bagell Josephs, Levine & Company, LLC
Bagell Josephs, Levine & Company, LLC
Marlton, New Jersey

October 26, 2009

DALIAN VASTITUTE MEDIA GROUP CO. LTD
CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2009	2008
ASSETS

Current assets
Cash & cash equivalents	$147,366	$142,665
Restricted cash	-	357,190
Accounts receivable, net of allowance for bad debt of
$62,183 and $3,460, respectively	3,026,031	2,153,725
Advance to suppliers	1,732,640	1,731,543
Other assets	55,958	51,688
Total current assets	4,961,995	4,436,811

Property, plant and equipment, net	7,847,350	4,444,966

Other assets
Security deposits	672,145	270,444
Intangible asset, net	33,843	1,630
Deferred charges	1,237,465	398,345
Total other assets	1,943,453	670,419

Total Assets	$14,752,798	$9,552,196

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short term loans	$2,898,682	$1,749,501
Bank acceptance notes payable	-	510,271
Long term loan-current	585,592	291,583
Accounts payable	825,325	2,607,668
Deferred revenues	3,265,245	2,432,368
Taxes payable	819,150	214,364
Accrued expenses and other payables	73,497	41,612
Due to shareholders	468,824	244,016
Total current liabilities	8,936,315	8,091,383

Long term loans	1,171,185	583,167

Total Liabilities	10,107,500	8,674,550

Shareholders' equity
Registered capital	2,623,926	1,748,408
Accumulated other comprehensive income	33,115	25,672
Retained earnings (accumulated deficits)	1,636,850	(1,193,374)
Total shareholders' equity	4,293,891	580,706
Noncontrolling interest	351,407	296,940
Total shareholders' equity	4,645,298	877,646

Total Liabilities and Shareholders' Equity	$14,752,798	$9,552,196

The accompany notes are an integral part of these consolidated financial statements

DALIAN VASTITUTE MEDIA GROUP CO. LTD
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	For the years ended June 30,
	2009	2008

Revenues	$8,418,351	$5,333,023

Cost of revenue	(3,454,094)	(3,216,255)

Gross profit	4,964,257	2,116,768

Selling, general and administrative expenses	(1,363,966)	(1,174,148)

Income from operations	3,600,291	942,620

Non-operating income (expenses):
Interest income	1,126	1,421
	(260,943)	(235,182)
Other income	-	27,506
Other expenses	(8,448)	(3,118)

Total non-operating income (expenses)	(268,265)	(209,373)

Income before income taxes	3,332,026	733,247

Provision for income taxes	477,868	-

Net income	2,854,158	733,247
Less: net income (loss) attribute to the noncontrolling interest	23,934	(27,831)

Net income attributable to Dalian Vastitute Media Group Co. Ltd	2,830,224	761,078

Other comprehensive income
Foreign currency translation gain	7,443	9,113

Comprehensive income	$2,837,667	$770,190

Basic and diluted earnings per share	0.14	0.06

Weighted average number of shares	19,835,616	12,312,329

The accompany notes are an integral part of these consolidated financial statements

DALIAN VASTITUTE MEDIA GROUP CO. LTD
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

	Registered capital	Accumulated Other comprehensive income	Retained earnings (Accumulated deficits)	Noncontrolling Interest	Total

Balance at June 30, 2007	$1,208,142	$16,559	$(1,954,452)	$215,351	$(514,400)

Capital contributions	540,266	-	-	109,420	649,686
Net income for the year	-	-	761,078	(27,831)	733,247
Foreign currency translation gain	-	9,113	-	-	9,113

Balance at June 30, 2008	1,748,408	25,672	(1,193,374)	296,940	877,646

Capital contributions	875,518	-	-	30,533	906,051
Net income for the year	-	-	2,830,224	23,934	2,854,158
Foreign currency translation gain	-	7,443	-	-	7,443

Balance at June 30, 2009	$2,623,926	$33,115	$1,636,850	$351,407	$4,645,298

The accompany notes are an integral part of these consolidated financial statements

DALIAN VASTITUTE MEDIA GROUP CO. LTD
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended June 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,830,224	$761,078
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	643,035	752,501
Bad debt expense	58,664	3,262
Minority interest	23,934	(27,831)
Changes in operating assets and liabilities
Accounts receivable	(921,355)	(1,573,042)
Restricted cash	358,402	(336,700)
Other assets	(4,051)	(48,724)
Security deposit	(400,272)	(85,893)
Advance to suppliers	6,100	(965,546)
Deferred assets	(836,825)	(375,495)
Accounts payable	(1,791,823)	327,979
Advances from customers	822,133	1,633,615
Taxes payable	603,434	193,307
Accrued expenses and other payables	31,688	(48,333)

Net cash provided by operating activities	1,423,288	210,178

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible asset	(33,646)	-
Acquisition of property, plant & equipment	(4,022,890)	(532,779)

Net cash used in investing activities	(4,056,536)	(532,779)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions	906,051	649,686
Net proceeds from short-term bank loans	3,335,334	1,649,145
Repaymnet of short-term bank loans	(2,194,299)	(412,286)
Net Proceeds from bank acceptance notes payable	-	481,001
Repayments of bank acceptance notes payable	(512,003)	-
Net proceeds from shareholder loan	223,623	217,405
Net proceeds from long-term bank loans	1,170,293	-
Repayments of long-term bank loans	(292,573)	(2,198,860)

Net cash provided by financing activities	2,636,426	386,091

EFFECT OF EXCHANGE RATE CHANGE ON
CASH & CASH EQUIVALENTS	1,523	(5,430)

NET INCREASE IN CASH & CASH EQUIVALENTS	4,701	58,060

CASH & CASH EQUIVALENTS, BEGINNING OF YEAR	142,665	84,605

CASH & CASH EQUIVALENTS, END OF YEAR	$147,366	$142,665

SUPPLEMENTAL CASH FLOW DISCLOSURE
Income taxes paid	$-	$-
Interest paid	$187,626	$286,451

The accompany notes are an integral part of these consolidated financial statements

DALIAN VASTITUDE MEDIA GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION

Dalian Vastitude Media Group Co., Ltd. (the “Company” or “V-Media”) is a corporation organized under the laws of the People’s Republic of China (“PRC”) in September 2000 with registered capital of RMB 20 million (approximately $2.6 millions).

The Company has the following subsidiaries under its control: (i) Two wholly-owned subsidiaries, Shenyang Vastitude Media Co., Ltd., established  in April, 2007, and Tianjin Vastitude AD Media Co., Ltd., established in July, 2008; (ii) Three majority-owned subsidiaries, Dalian Vastitude & Modern Transit Media Co., Ltd.,  formed in April, 2004 with the Company  holding 70% of controlling stake and  Dalian Vastitude Engineering & Design Co., Ltd., also established in February 2007 with the Company holding 83.33% of interests; and Dalian Vastitude Network Technology Co., Ltd.,  established in March 2009 with the Company holding 60% of its equity stake.

The Company, along with all of its subsidiaries, is engaging in the sales, construction and operations of outdoor advertising displays in the Northeast part of China. The Company’s revenues are derived primarily from the sale of advertising on outdoor advertising displays owned and operated by the Company.

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Dalian Vastitude Media Group Co., Ltd., Dalian Vastitude & Mordern Transit Media Co., Ltd.,   Dalian Vastitude Engineering & Design Co., Ltd., Dalian Vastitude Network Technolology Co.,Ltd., Shenyang Vastitude Media Co., Ltd. and Tianjin Vastitude AD Media Co., Ltd. All significant inter-company balances and transactions are eliminated in consolidation.

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

DALIAN VASTITUDE MEDIA GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

For purposes of the statement of cash flow, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivables

Accounts receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible amounts, as needed.

The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debt percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be classified as a change in estimate. There were allowances of $62,183 and $3,460 for uncollectible amounts for the years ended June 30, 2009 and 2008, respectively.

Property, Equipment and Construction in Progress

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to earnings as incurred while additions, renewals and betterments are capitalized. When the asset property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property, plant and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

	Estimated Useful Life	Residual value
Advertising equipment	4 - 15 years	5%
Automobile	7 years	5%
Computer, office equipment and furniture	5 years	5%
Boat	7 years	5%

Construction in progress represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use. For the years ended June 30, 2009 and 2008, the Company had total accumulated costs involved with construction in progress in the amount of $ 1,951,692 and $ 164,283, respectively.

DALIAN VASTITUDE MEDIA GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible asset

Intangible assets are accounted for in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”. Under SFAS 142, intangible asset included in the carrying value of investments accounted for using the equity method of accounting, and certain other intangible assets deemed to have indefinite useful lives are not amortized. Indefinite-lived intangible assets are assessed for impairment at least annually based on comparisons of their respective fair values to their carrying values.

Impairment of long-lived assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the assets.   If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. No impairment loss is recorded for the years ended June 30, 2009 and 2008.

Revenue recognition

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104.  The Company recognizes revenues when the advertisements are posted over the contractual term based on the schedules agreed with the customer and collections are reasonably assured. Payments received in advance of services provided are recorded as deferred revenue.

Cost of revenues

Cost of advertising services consists primarily of media costs payable under exclusive advertising agreements, depreciation of advertising equipment, business taxes and surcharges and other direct operating costs. Media costs are expensed as incurred.

Selling, General and administrative Costs

Selling, general and administrative costs consist primarily of salaries and commissions for sales representatives, salaries for administrative staffs, rent expenses, office supply’s depreciation expense and employee benefits for administrative staffs.

DALIAN VASTITUDE MEDIA GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign currency translation

The Company’s functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB has been translated into United States dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income". Gains and losses resulting from foreign currency translations are included in accumulated other comprehensive income.  There is no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

Income Taxes

The Company accounts for income tax under the provisions of SFAS No.109 "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, whenever necessary, against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, advances to suppliers, other receivables, accounts payable, accrued expenses, taxes payable, notes payable and other loans payable. Management has estimated that the carrying amounts approximate their fair value due to the short-term nature.

DALIAN VASTITUDE MEDIA GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings per Share

The Company computes earnings per share (“EPS’) in accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”).  SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS.  Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period.  Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later.  Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Statement of Cash Flows

In accordance with SFAS No. 95, “Statement of Cash Flows,” cash flows from the Company's operations is calculated based upon the local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Asset Retirement Obligations

Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143) SFAS 143 requires companies to record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. The liability is required to be capitalized as part of the related long-lived asset’s carrying amount. Over time, accretion of the liability should be recognized as an operating expense and the capitalized cost should be depreciated over the expected useful life of the related asset. The Company’s asset retirement obligations relate primarily to the dismantlement, removal, site reclamation and similar activities of its properties. The Company has no retirement obligations accrued on book because the disposed properties will be used to offset the expense incurred during these activities.

DALIAN VASTITUDE MEDIA GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncements

In June 2009, the FASB issued SFAS 168, The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162. The FASB Accounting Standards Codification TM (“Codification”) will become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of SFAS 168, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Adoption of SFAS 168 is not expected to have a material impact on the Company’s results of operations or financial position.

In June 2009, the FASB issued SFAS 167, Amendments to FASB Interpretation No. 46(R), which improves financial reporting by enterprises involved with variable interest entities. SFAS 167 addresses (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities , as a result of the elimination of the qualifying special-purpose entity concept in SFAS 166 and (2) concerns about the application of certain key provisions of FIN 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. SFAS 167 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within the first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Adoption of SFAS 167 is not expected to have a material impact on the Company’s results of operations or financial position.

In May 2009, the FASB issued SFAS 165, Subsequent Events , which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. An entity should apply the requirements of SFAS 165 to interim or annual financial periods ending after June 15, 2009. Adoption of SFAS 165 did not have a material impact on the Company’s results of operations or financial position.

DALIAN VASTITUDE MEDIA GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On April 1, 2009, the FASB approved FSP FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, which amends Statement 141(R) and eliminates the distinction between contractual and non-contractual contingencies. Under FSP FAS 141(R), an acquirer is required to recognize at fair value an asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value cannot be determined, the acquirer applies the recognition criteria in SFAS No. 5, Accounting for Contingencies and Interpretation 14, “Reasonable Estimation of the Amount of a Loss – and interpretation of FASB Statement No. 5,” to determine whether the contingency should be recognized as of the acquisition date or after it. Adoption of this statement did not have a material impact on the Company’s results of operations or financial position.

On April 9, 2009, the FASB also approved FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments to require disclosures about fair value of financial instruments in interim period financial statements of publicly traded companies and in summarized financial information required by APB Opinion No. 28, Interim Financial Reporting. We are required to adopt this FSP for our interim and annual reporting periods ending after June 15, 2009. This FSP does not require disclosures for periods presented for comparative purposes at initial adoption. This FSP requires comparative disclosures only for periods ending after initial adoption. Adoption of this statement did not have a material impact on the Company’s results of operations or financial position.

On October 10, 2008, the FASB issued FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” which clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 became effective on October 10, 2008, and its adoption did not have a material impact on our financial position or results.

In June 2008, the FASB issued FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”).  FSP EITF 03-6-1 concludes that unvested share-based payment awards that contain rights to receive non-forfeitable dividends or dividend equivalents are participating securities, and thus, should be included in the two-class method of computing earnings per share (“EPS”).  FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years.  It also requires that all prior-period EPS data be adjusted retrospectively.  Its adoption did not have a material impact on our financial position or results.

DALIAN VASTITUDE MEDIA GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

NOTE 3 - CONCENTRATION AND RISKS

(a) Major suppliers

A summary of the major suppliers who provided 10% or more of the Group’s combined purchase is as follows:

	For the years ended June 30,
	2009	2008
Major Suppliers
Supplier A	$3,034,737	$353,808
Supplier B	1,497,363	11,255
Other suppliers	1,689,068	1,401,142
Total Purchase	$6,221,168	$1,766,206

(b) Credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company places its cash, cash equivalents with financial institutions that management believes are of high-credit ratings and quality.

The Company primarily collects revenues for advertising services up front and has not experienced significant losses from uncollectible accounts. The Company will continue to evaluate its collection experience and will provide for an allowance for doubtful accounts as appropriate.

c) Foreign currency risk

A majority of the Company’s sales and expenses transactions and a significant portion of the Company’s assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

NOTE 4 – RESTRICTED CASH

As of June 30, 2009, the Company did not draw upon any bank acceptance notes. Thus, there was no restricted cash set aside at June 30, 2009. At June 30, 2008, the Company had restricted cash of $357,190. The Company is required by its lenders to maintain with the lending banks a cash balance of 30% to 100% of the outstanding balance of the bank acceptance notes payable it draws as restricted cash. (See Note 10).

DALIAN VASTITUDE MEDIA GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

NOTE 5- ACCOUNTS RECEIVABLE

Accounts receivables consist of trade receivables resulting from advertisement services during the normal course of business. Account receivables as of June 30, 2009 and 2008 amounted to $ 3,026,031 and $ 2,153,725, net of bad debt allowance, respectively.

NOTE 6- ADVANCE TO SUPPLIERS

The Company periodically makes advances to certain vendors for purchases of advertising materials and equipments and records those advances as advance to suppliers. Advances to suppliers as of June 30, 2009 and 2008 amounted to $1,732,640 and $1,731,543, respectively.

NOTE 7-PROPERTY AND EQUIPMENT, NET

	As of June 30,
	2009	2008
Advertising Equipments	$8,175,318	$6,003,417
Office equipment and furniture	230,897	138,024
Automobiles	314,796	313,493
Boats	312,125	310,832
Subtotal	9,033,136	6,765,766
Less: Accumulated Depreciation	(3,137,478)	(2,485,083)

Construction in Progress	1,951,692	164,283

Total	$7,847,350	$4,444,966

Depreciation expense for the years ended June 30, 2009 and June 30, 2008 was $641,570, and $751,125, respectively.

NOTE 8 - INTANGIBLE ASSETS

Intangible asset consists of computer software program acquired. The Company has the right to use the software for four years and amortizes the assets on a straight line basis over four years. Amortization expense was $1,465 and $1,376 for the years ended June 30, 2009 and 2008, respectively.

NOTE 9 - DEFERRED CHARGES

The Company makes advance payments for the rights to construct advertising equipments and post advertisements in certain locations based on long-term contracts with local government authorities or other business entities. These payments are recorded as deferred charges and amortized over the terms of the contracts.

DALIAN VASTITUDE MEDIA GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

NOTE 10- BANK ACCEPTANCE NOTES PAYABLE

As of June 30, 2008, the Company had drawn upon bank acceptance notes in the amount of $ 510,271. The notes are guaranteed to be paid by the banks and usually for a short-term period of three (3) to six (6) months. The Company is required to maintain cash deposits at 30% to 100% of the outstanding balance of the notes payable with the banks, in order to ensure future credit availability.

NOTE 11- DEFERRED REVENUES

Deferred revenues represent cash received in advance from customers according to the contracts for the advertising service fees, advertisement production and sponsorship fees. These advances are usually refundable to the customers if the Company is unable to deliver the advertising services. Deferred revenues are recognized as income when services are provided based on the terms of the contracts. Deferred revenues as of June 30, 2009 and 2008 totaled $3,265,245 and $2,432,368, respectively.

 NOTE 12 - TAXES

1) Corporate Income Tax

The Company is governed by the Income Tax Law of the People’s Republic of China concerning the private-run enterprises, which are currently subject to tax at a statutory rate of 25% on net income reported after appropriated tax adjustments.

Reconciliation of the difference between income tax expense and the amounts computed by applying the PRC statutory rate for the operation of the periods presented:

	For the year ended June 30,
	2009		2008
Statutory income tax rate	25%		25%
Non-deductible expenses	1%		7%
Change in valuation allowance	(12%	)	(32%	)
Effective tax rate	14%		0%

The principal components of deferred income taxes were as follows:

	For the year ended June 30,
	2009	2008
Deferred income tax assets:
Operating loss carry forwards	$-	$395,120
Total gross deferred income tax assets	-	395,120
Less: Valuation allowance	-	(395,120)
Net deferred income tax assets	$-	$-

DALIAN VASTITUDE MEDIA GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

NOTE 12 – TAXES (Continued)

2) Business Tax

The Company and its four subsidiaries are also subject to 5% business tax and related surcharges levied on advertising services in China, which are approximately 3% on our revenues from providing advertising services. Dalian Vastitude Engineering & Design Co., Ltd. is only subject to 3% business tax.

3) Taxes payable at June 30, 2009 and 2008 consisted of the following:
	As of June 30,
	2009	2008
Business tax payable	$337,574	$213,134
Corporate income tax payable	478,233	-
Other	3,343	1,230

Total taxes payable	$819,150	$214,364

NOTE 13 - SHORT TERM LOANS

The Short term loans include the following:

	As of June 30,
	2009	2008

a) Loan payable to Harbin bank	$878,389	$874,750

b) Loan payable to Shanghai Pudong Development Bank	878,388	874,751

c) Loan payable to Dalian Bank Xiguang Branch	1,141,905	-

Total short term loans	$2,898,682	$1,749,501

a) Loan payable to Harbin Bank was one year term from March 28, 2008 to March 27, 2009 at the fixed interest rate of 7.47% per year. The loan has been renewed for another year from April 14, 2009 to April 13, 2010 at the fixed interest rate of 5.31% per year. This loan has been guaranteed by an unrelated company Union Chuangye Guaranty Company.

b) Loan payable to Shanghai Pudong Development bank was one year term from   November 09, 2007 to November 09, 2008 at the fixed interest rate of 9.48% per year. The loan has been renewed for another year from November 10, 2008 to November 10, 2009 at the fixed interest rate of 7.99% per year. This loan has been guaranteed by the Company’s major shareholders Mr. Guojun Wang and Ms. Ming Ma using their personal properties as collateral.

DALIAN VASTITUDE MEDIA GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

NOTE 13 - SHORT TERM LOANS (Continued)

c) Loan payable to Dalian Bank Xiguang Branch was one year term from January 6, 2009 to January 6, 2010 at the fixed interest rate of 6.90% per year. This loan has been guaranteed by an unrelated company, Dalian Huanbohai Development Credit Guaranty Company.

NOTE 14 - LONG TERM LOANS

The long term loans include the following:

	As of June 30,
	2009	2008

a) Loan payable to China Development Bank	$585,592	$874,750

b) Loan payable to Dalian Bank	1,171,185	-

Total long term loans	$1,756,777	$874,750

Less: current portion	(585,592)	(291,583)

Total long term loans noncurrent portion	$1,171,185	$583,167

a) Loan payable to China Development Bank was four year term from December 28, 2006 to December 27, 2010 at the fixed interest rate of 7.13% per year. Repayments of equal amount of RMB 2,000,000 (approximately $292,000) are required on January 18, 2008, November 19, 2008, November 19, 2009 and December 27, 2010. This loan has been guaranteed by the majority shareholder, Mr. Guojun Wang, and an unrelated company, Dalian Liuhe Guaranty Company. In the guarant contract, the Company pledged part of its advertising equipments with the value of RMB 12.2 million (approximately $1.78 million) to Dalian Liuhe Guaranty Company.

b) Loan payable to Dalian Bank was three year term from May 31, 2009 to June 25, 2012 at the fixed interest rate of 5.94% per year. Repayment of RMB 2,000,000 (approximately $292,000) is required on June 23, 2010 and repayments of equal amount of RMB 3,000,000 (approximately $439,000) are required on June 23, 2011 and June 25, 2012. This loan has been guaranteed by an unrelated company, Dalian Enterprise Credit Guaranty Company.

Interest expense for the above short-term and long-term loans totaled $260,943 and $235,182 for the years ended June 30, 2009 and 2008, respectively.

DALIAN VASTITUDE MEDIA GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

NOTE 15 - RELATED PARTY TRANSACTIONS

Amounts due to shareholders are as follows:

	As of June 30
	2009	2008
Due to shareholders
Ma, Ming	$76,009	$26,145
Modern Trailer Company	322,076	174,950
Wang, Guojun	41,460	42,921
Liu,Hongwen	29,280	-
Total Due to shareholders	$468,824	$244,016

All of the above individuals are shareholders of the Company. Modern Trailer Company is the minority shareholder of Dalian Vastitude Modern Transit Media Co., Ltd.  The shareholders provide funds for the Company’s operations for advertising material and equipments purchase purpose.

These amounts due are generally unsecured, non-interest bearing and due upon demand.

NOTE 16 – SHAREHOLDERS’ EQUITY

The Company’s registered capital is RMB 20,000,000, equivalent of $2.67 million, which were contributed by the nine shareholders of the Company. The industry practice in PRC does not require the issuance of stock certificates to the shareholders, nor a third party transfer agent to maintain the records. For the purpose of financial reporting, the Company elected to designate one (1) common share for each RMB contributed. Accordingly, there were total 20,000,000 and 14,000,000 shares issued and outstanding for the years ended June 30, 2009 and 2008, respectively.

GOLDEN KEY INTERNATIONAL INC.
INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLODATED
FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Condensed Consolidated Financial statements	F-39

Pro Forma Balance Sheet As of August 31, 2009 (Unaudited)	F-41

Pro Forma Condensed Consolidated Statement of Income for the three months ended August 31, 2009 (Unaudited)	F-42

Pro Forma Condensed Consolidated Statement of Income for the year ended May 31, 2009 (Unaudited)	F-43

Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited)	F-44

GOLDEN KEY INTERNATIONAL INC.
INTRODUCTION TO UNAUDITIED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

On December 8, 2009, Golden Key International Inc. (the “Company”) acquired all of the outstanding capital stock of HongKong Fortune-Rich Investment Co., Ltd., a Hong Kong corporation (“Fortune-Rich ”), through China New Media Group Corp., a Delaware corporation (the “Merger Sub”) wholly owned by the Company.  Fortune-Rich is a holding company whose only asset, held through a subsidiary, is 100% of the registered capital of Dalian Guo-Heng Management & Consultation Co., Ltd. (“Dalian Guo-Heng”), a limited liability company organized under the laws of the People’s Republic of China. Substantially all of the Fortune-Rich’s operations are conducted in China though Dalian Guo-Heng, and through contractual arrangements with several of Dalian Guo-Heng’s consolidated affiliated entities in China, including Dalian Vastitude Media Group Co., Ltd. (“V-Media”) and its subsidiaries. V-Media is a fast-growing out-door advertising company with dominant operation in Dalian, the commercial center of Northeastern China.

In connection with the acquisition, Merger Sub issued 10 shares of the common stock of the Merger Sub which constituted no more than 10% ownership interest in the Merger Sub and 1,000,000 shares of Series A Preferred Stock of the Company to the shareholders of Fortune-Rich, in exchange for all the shares of the capital stock of Fortune-Rich (the “Share Exchange” or “Merger”). The 10 shares of the common stock of the Merger Sub were converted into approximately 26,397,933 shares of the common stock of the Company so that upon completion of the Merger, the shareholders of Fortune-Rich  own approximately 96 % of the common stock of the Company;

As a result of the above-mentioned transactions, the shareholders of Fortune-Rich and persons affiliated with V-Media now own securities that represents 96% of the equity in the Company.

The acquisition will be accounted for as a reverse merge under the purchase method of accounting since there was a change of control. Accordingly, Hong Kong Fortune-Rich Investment Co., Ltd. and its subsidiaries will be treated as the continuing entity for accounting purposes.

GOLDEN KEY INTERNATIONAL INC.
INTRODUCTION TO UNAUDITIED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The accompanying unaudited pro forma condensed consolidated balance sheet has been presented with consolidated subsidiaries at August 31, 2009. The unaudited pro forma condensed consolidated statement of income for the three months ended August 31, 2009 and for the year ended May 31, 2009 has been presented as if the acquisition had occurred June 1, 2008.

The unaudited pro forma condensed consolidated statements do not necessarily represent the actual results that would have been achieved had the companies been combined at the beginning of the year, nor may they be indicative of future operations. These unaudited pro forma condensed financial statements should be read in conjunction with the companies’ respective historical financial statements and notes included thereto.

GOLDEN KEY INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AUGUST 31, 2009

	Golden Key International Inc.	HongKong Fortune-Rich Investment Co., Ltd.	Adjustments	Notes	(1) Pro Forma
ASSETS

Current assets
Cash & cash equivalents	$-	$85,355			$85,355
Restricted cash	-	65,903			65,903
Accounts receivable, net of allowance for bad debt of					-
$ 0 and $24,126, respectively	-	3,959,342			3,959,342
Advance to suppliers	-	1,462,201			1,462,201
Other assets	-	56,257			56,257
Total current assets	-	5,629,058			5,629,058

Property, plant and equipment, net	-	9,162,309			9,162,309

Other assets
Security deposits	-	672,397			672,397
Intangible asset, net	-	31,838			31,838
Deferred charges	-	1,163,603			1,163,603
Total other assets	-	1,867,838			1,867,838

Total Assets	$-	$16,659,205			$16,659,205

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short term loans	$-	$3,192,675			$3,192,675
Bank acceptance notes payable	-	219,679			219,679
Long term loan-current	-	585,812			585,812
Accounts payable	4,825	1,034,806	(4,825)	a	1,034,806
Deferred revenues	-	3,492,015			3,492,015
Taxes payable	-	999,491			999,491
Accrued expenses and other payables	-	51,480			51,480
Due to shareholders	33,000	474,500	(33,000)	a	474,500
Total current liabilities	37,825	10,050,458			10,050,458

Long term loans	-	1,171,624			1,171,624

Total Liabilities	37,825	11,222,082			11,222,082

Shareholders' equity
Common Stock, .$0.0001 par value, 80,000,000
shares authorized, 4,451,667 shares issued
and outstanding at August 31, 2009	445	-			445

Common Stock, .$0.01 par value, 50,000,000
shares authorized, 50,000,000 shares issued
and outstanding at August 31, 2009	-	500,000	(500,000)	b	-
Subscription Receivable		(500,000)			(500,000)
Additional paid-in capital	49,205	2,623,926	450,350	a,b	3,123,481
Accumulated other comprehensive income	-	35,442			35,442
Retained earnings (Accumulated deficits)	(87,475)	2,362,531	87,475	a,b	2,362,531
Total shareholders' equity	(37,825)	5,021,899			5,021,899
Noncontrolling interest		415,224			415,224
Total shareholders' equity	(37,825)	5,437,123			5,437,123

Total Liabilities and Shareholders' Equity	$-	$16,659,205			$16,659,205

See Notes to unaudited Pro forma condensed consolidated financial statements

GOLDEN KEY INTERNATIONAL INC
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THREE MONTHS PERIOD FROM JUNE 1, 2009 TO AUGUST 31, 2009

	Golden Key International Inc.	HongKong Fortune-Rich Investment Co., Ltd.	Adjustments	Notes	(1) Pro Forma

Revenues	$-	$3,076,822			$3,076,822
					-
Cost of revenue	-	(1,155,065)			(1,155,065)
					-
Gross profit	-	1,921,757			1,921,757
					-
Selling, general and administrative expenses	(5,109)	(499,628)	5,109	a	(499,628)
					-
Income from operations	(5,109)	1,422,129			1,422,129
					-
Non-operating income (expenses):					-
Interest income	-	282			282
Interest expense	-	(65,266)			(65,266)
Other income	-	-			-
Other expenses	-	(2,231)			(2,231)
					-
Total non-operating income (expenses)	-	(67,215)			(67,215)
					-
Income before income taxes	(5,109)	1,354,914			1,354,914
					-
Provision for income taxes	-	338,728			338,728
					-
Net income (loss)	(5,109)	1,016,186			1,016,186
Less: net income attribute to the noncontrolling interest	-	54,653			54,653
					-
Net income (loss) attributable to the Company	(5,109)	961,533			961,533
					-
Other comprehensive item					-
Foreign currency translation income	-	3,661			3,661
					-
Comprehensive income (loss)	$(5,109)	965,194			$965,194
					-
Basic and diluted earnings per share	$0.00	$0.02	(0.20)	b	$0.22
					-
Weighted average number of shares	4,451,667	50,000,000			4,451,667

See Notes to unaudited Pro forma condensed consolidated financial statements

GOLDEN KEY INTERNATIONAL INC
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MAY 31, 2009

	Golden Key International Inc.	HongKong Fortune-Rich Investment Co., Ltd.	Adjustments	Notes	(1) Pro Forma

Revenues	$-	$8,186,719			$8,186,719
					-
Cost of revenue	-	(3,377,037)			(3,377,037)
					-
Gross profit	-	4,809,682			4,809,682
					-
Selling, general and administrative expenses	(18,336)	(1,260,960)	18,336	a	(1,260,960)
					-
Income from operations	(18,336)	3,548,722			3,548,722
					-
Non-operating income (expenses):					-
Interest income	-	1,329			1,329
Interest expense	-	(303,782)			(303,782)
Other income	-	-			-
Other expenses	-	(8,381)			(8,381)
					-
Total non-operating income (expenses)	-	(310,835)			(310,835)
					-
Income before income taxes	(18,336)	3,237,887			3,237,887
					-
Provision for income taxes		451,951			451,951
					-
Net income (loss)	(18,336)	2,785,936			2,785,936
Less: net income attribute to the noncontrolling interest	-	16,883			16,883
					-
Net income (loss) attributable to the Company	(18,336)	2,769,053			2,769,053
					-
Other comprehensive item					-
Foreign currency translation income	-	7,282			7,282
					-
Comprehensive income (loss)	$(18,336)	2,776,335			$2,776,335
					-
Basic and diluted earnings per share	$0.00	0.06	(4.92)	b	$0.62
					-
Weighted average number of shares	4,451,667	50,000,000			4,451,667

See Notes to unaudited Pro forma condensed consolidated financial statements

GOLDEN KEY INTERNATIONAL INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

The following unaudited pro forma adjustments are included in the accompanying unaudited pro forma condensed consolidated balance sheet as of August 31, 2009 and the unaudited pro forma condensed consolidated statement of income for three months ended August 31, 2009 and for the year ended May 31, 2009 to reflect the acquisition of Hong Kong Fortune-Rich Co., Ltd. by the Merger Sub and the Company:

a.	To record the spin-off of the Company’s assets and liabilities prior to the reverse acquisition;

b.	These adjustments reflect the recapitalization as a result of the transactions related to the share exchange.